Exhibit 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONFIDENTIAL	EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

CORNERSTONE BIOPHARMA, INC.

AND

NEOS THERAPEUTICS, INC.

August 28, 2014

Table of Contents

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 ASSETS TO BE PURCHASED		8
2.1	Purchased Assets and Assumed Liabilities	8
2.2	Purchase Price	9
2.3	Closing Date Inventory	10
2.4	Net Profits	10
2.5	Closing Deliverables	11
2.6	Delivery of Tangible Purchased Assets	12
2.7	Sales, Use and Other Taxes	12
2.8	Allocation of Purchase Price	13
2.9	Deferred Payments Not Securities	13
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		13
3.1	Organization	13
3.2	Authority; Enforceability; No Conflict	13
3.3	Title to Assets	14
3.4	Legal Proceedings; Orders	14
3.5	Assigned Contracts	14
3.6	Intellectual Property	14
3.7	Regulatory Matters	15
3.8	Compliance with Legal Requirements	16
3.9	Brokers or Finders	17
3.10	Insurance	17
3.11	Taxes	17
3.12	Disclaimer of Other Representations and Warranties	17
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		18
4.1	Organization	18
4.2	Authority; No Conflict	18
4.3	Certain Proceedings	19
4.4	Regulatory Matters	19
4.5	Compliance with Legal Requirements	20
4.6	Brokers or Finders	20
4.7	Buyer Acknowledgements as to Product, Purchased Assets, Assumed Liabilities and Supply of Product; Non-Reliance	20
ARTICLE 5 ADDITIONAL AGREEMENTS OF THE PARTIES		21
5.1	Access	21
5.2	Product Responsibility	22
5.3	Product Returns Not Related to a Recall	24
5.4	Governmental Price Reporting	25
5.5	Seller Governmental Payments and Other Contractual Obligations	26
5.6	Buyer Governmental Payments and Other Contractual Obligations	27
5.7	Processing and Payment of Customer Contracts (Commercial Chargebacks)	27
5.8	Use of Seller Trade Dress	28
5.9	Liability for Taxes	29
5.10	Seller Accounts Receivable	29

5.11	Non-Competition Covenants	29
5.12	Reporting and Recordkeeping Requirements; Audit Rights	30
5.13	Commercialization; Compliance with Legal Requirements	31
5.14	Effectiveness of the Termination Agreement	31
ARTICLE 6 INDEMNIFICATION; REMEDIES		32
6.1	Survival	32
6.2	Indemnification by Seller	32
6.3	Indemnification by Buyer	32
6.4	Time Limitations	33
6.5	Limitations on Amount	33
6.6	Procedure for Indemnification	34
6.7	Satisfaction and Treatment of Indemnity Payments	35
6.8	Certain Other Limitations	35
6.9	Indemnification Exclusive Remedy	36
ARTICLE 7 GENERAL PROVISIONS		36
7.1	Expenses	36
7.2	Public Announcements	36
7.3	Confidentiality	36
7.4	Notices	37
7.5	Further Assurances	38
7.6	Waiver	38
7.7	Entire Agreement and Modification	38
7.8	Disclosure Letter	38
7.9	Assignments, Successors and No Third-Party Rights	38
7.10	Severability	39
7.11	Section Headings; Construction; Conflicts	39
7.12	Time of the Essence	39
7.13	Waiver of Bulk Sales	39
7.14	Governing Law; Certain Costs and Expenses	40
7.15	Jurisdiction and Venue; Waiver of Jury Trial	40
7.16	Execution of Agreement; Counterparts	40

Schedules and Exhibits

Schedule 2.2(b)	Estimated Closing Inventory
Schedule 2.2(c)(z)	Seller Existing Liabilities
Schedule 2.4	Estimated Closing Date Net Profits
Schedule 5.3(b)	Seller Finished Product
Schedule 5.3(d)	Returns Report Data Elements
Exhibit A	Form of Termination Agreement

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and dated as of August 28, 2014 (the “Closing Date”), between Cornerstone BioPharma, Inc., a Nevada corporation (“Seller”), and Neos Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (“Buyer”). Seller and Buyer may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain rights relating to the Product (defined below), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable”—all trade accounts receivable and other similar rights to payment from customers of Seller, including all trade accounts receivable representing amounts receivable in respect of Product sold by or on behalf of Seller before the Closing Date.

“Affiliate”—with respect to a Person, any natural person, corporation, company, partnership, joint venture or entity which controls, is controlled by, or is under common control with such Person. “Control” shall mean (i) the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or other ownership interest of an entity, or (ii) the possession, directly or indirectly, of the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. With respect to Buyer, an Affiliate includes NEOS Therapeutics, L.P., a Texas limited partnership. Seller is an Affiliate of Chiesi USA, Inc., a Delaware corporation formerly known as Cornerstone Therapeutics Inc.

“Agent”—as set forth in Section 2.6(b).

“Agreement”—as set forth in the preamble of this Agreement.

“AMP”—as set forth in Section 5.4(a).

“ANDA”—an “abbreviated new drug application,” as such term is used under the FFDCA.

“Assigned Contracts”—the contracts set forth in Section 2.1(a)(ii) of the Disclosure Letter.

“Assignment and Assumption Agreement”—the assignment and assumption agreement between Seller and Buyer regarding the Assigned Contracts being entered into contemporaneously herewith.

“Assumed Liabilities”—as set forth in Section 2.1(b).

“Bill of Sale”—the bill of sale from Seller regarding the Purchased Assets being executed and delivered contemporaneously herewith.

“Business Day”—any day other than a Saturday, Sunday or other day on which banks in the United States of America are permitted or required to close by law or regulation.

“Buyer”—as set forth in the preamble of this Agreement.

“Buyer Closing Date Net Profits”—as set forth in Section 2.4(b).

“Buyer Indemnifiable Claim”—as set forth in Section 6.5(b).

“Buyer Indemnified Parties”—as set forth in Section 6.2.

“Calendar Quarter”—a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

“Calendar Year”—the twelve (12) month period commencing on January 1 and ending on December 31.

“Chargeback Contract Termination Date”—as set forth in Section 5.7.

“Chargeback Contracts”—as set forth in Section 5.7.

“Closing”—the closing of the transactions contemplated by this Agreement to be consummated on the Closing Date.

“Closing Date”—as set forth in the preamble of this Agreement.

“Closing Date Inventory”—as set forth in Section 2.3(a).

“CMS”—as set forth in Section 5.4(b).

“Coating Place”—Coating Place, Inc.

“Commercially Reasonable Efforts”—with respect to the efforts to be expended by Buyer related to the marketing and sale of the Product following Closing, such reasonable, good faith and diligent efforts and use of resources that are consistent with commercially reasonable practices that would be used by a similarly situated pharmaceutical company in the relevant territory in the exercise of its reasonable business discretion to Exploit the Product, taking into account various issues, such as cost and availability of supply, the competitiveness of the marketplace, the anticipated or actual profitability of the Product, and all other relevant factors, all as measured by the facts and circumstances at the time such efforts are due.

“Competing Product”—as set forth in Section 5.11(a).

“Confidentiality Agreement”—the Confidential Disclosure Agreement dated April 23, 2014 between Seller and Buyer.

“Consent Decree”—as set forth in Section 4.5(a).

“Cure Period”—as set forth in Section 5.13.

“Damages”—as set forth in Section 6.2.

“Deferred Payments”—as set forth in Section 2.2(c).

“Development and Manufacturing Agreement”—the Development and Manufacturing Agreement dated February 27, 2008 among Seller, NEOS Therapeutics, L.P., and Coating Place, as amended and supplemented prior to the Closing.

“Disclosure Letter”—the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute”—any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or in connection with this Agreement or the activities carried out hereunder or thereunder, including any dispute as to the construction, validity, interpretation, enforceability or breach hereof or thereof.

“Distributor Invoice”—as set forth in Section 5.7.

“DMF”—as set forth in Section 2.6(b).

“Drug Authorization”—FDA ANDA No. 091671 (excluding any and all proprietary and confidential information of Third Parties that may be included therein).

“Encumbrance”—any lien, pledge, encumbrance, security interest, mortgage, claims, charges or pledges, right of first refusal or similar restriction.

“Estimated Buyer Closing Date Net Profits”—as set forth in Section 2.4(a).

“Estimated Closing Date Net Profits”—as set forth in Section 2.4(a).

“Estimated Inventory”—as set forth on Schedule 2.2(b).

“Exploit” or “Exploitation”—to make, have made, import, export, use, have used, sell, offer for sale, have sold, research, develop, commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of.

“FDA”—the United States Food and Drug Administration.

“FFDCA”— the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, including all regulations promulgated thereunder.

“Finished Product”—as set forth in Section 5.3(a).

“Governmental Authorization”—any approval, consent, license, permit, registration, qualification, permission, clearance, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including, without limitation, the Drug Authorization.

“Governmental Body”—any federal, state, local or political subdivision thereof, or any department, agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction, including any Regulatory Authority, or any entity lawfully empowered by any of the forgoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to any Applicable Law, including any “notified body” or non-governmental self-regulatory organization.

“Governmental Price Reports”—as set forth in Section 5.4(a).

“Gross Revenue”—the units of Products sold multiplied by the wholesale acquisition cost per unit.

“Indemnified Persons”—as set forth in Section 6.6(a).

“Initial Earnout Period”—as set forth in Section 2.2(c).

“Inventory”—the inventories of Product (including raw material, work-in-process and Finished Product) owned by or on behalf of Seller or any of Seller’s Affiliates as of the Closing.

“Inventory Statement”—as set forth in Section 2.3(a).

“IRS”—as set forth in Section 2.8.

“Knowledge of Buyer”—the actual knowledge of Buyer and its Affiliates, including its directors, employees, agents and subcontractors, after reasonable inquiry in the course of performing their respective duties.

“Knowledge of Seller”—the actual knowledge of any of the individuals that are identified in Section 1.1 of the Disclosure Letter, after reasonable inquiry in the course of performing their respective duties.

“Inventory Payment Date”—as set forth in Section 2.3(d).

“Legal Requirement”—any domestic or federal, state or local constitution, law, statute, rule, regulation, treaty, judgment, ordinance, formal administrative interpretation or guidance, order or other requirement of any Governmental Body in the United States.

“Lot 18 Product”—all Seller Finished Product within lot #3P018C.

“Material Adverse Effect”—any change, circumstance or effect that is materially adverse to, or has a material adverse effect upon, the Purchased Assets, provided that the following shall be excluded from any determination of whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change or effect resulting from or arising in connection with this Agreement or the transactions contemplated hereby, including the announcement of such transactions, (b) the effects of changes or conditions affecting the pharmaceuticals industry generally, (c) changes in general business, economic, financial market, regulatory, political or social conditions, (d) changes in applicable Legal Requirements, and (e) any act of civil unrest, war or terrorism.

“NDC”—a “national drug code,” as such term is used under the FFDCA.

“Net Profits”— with respect to the Product, as defined in and calculated in accordance with the Development and Manufacturing Agreement.

“Net Profits Report”—as set forth in Section 2.4(b).

“Net Sales”—Gross Revenue less customary reductions, including discounts, distribution service fees, launch or stock discounts, returns, rebates, chargebacks, tariffs, duties, excise and sales taxes imposed upon and paid directly with respect to such sales, all calculated in accordance with U.S. GAAP.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any similar documents adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation; and (c) any amendment to any of the foregoing.

“Other Transaction Documents”—the Assignment and Assumption Agreement, the Bill of Sale, the Termination Agreement and the Transition Services Agreement.

“Party” and “Parties”—as set forth in the preamble of this Agreement.

“Permitted Encumbrance”—Encumbrances (a) resulting from Taxes that have not yet become delinquent or are being contested in good faith, (b) that are workmen’s, mechanics or similar liens incurred in the ordinary course of business that are not yet due and payable; or (c) with respect to any contract or agreement included in the Purchased Assets, any Encumbrances reflected in the terms and conditions of such contract or agreement.

“Person”—any individual, corporation, partnership, limited liability company, trust, association, organization, or other entity or Governmental Body.

“PHS”—as set forth in Section 5.4(a).

“PHS Price Reports”—as set forth in Section 5.4(a).

“Proceeding”—any claim, action, arbitration, investigation, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Product”—the Hydrocodone Polistirex and Chlorpheniramine Polistirex Extended Release Suspension product described in ANDA No. 091671, which is a generic of Tussionex®.

“Product Trade Dress”—all trade dress, package designs, product inserts, labels, logos and associated artwork, whether or not registered, that are used in connection with the Product or the packaging therefor as of the Closing Date, but excluding the Seller Trade Dress.

“Purchase Price”—as set forth in Section 2.2.

“Purchased Assets”—as set forth in Section 2.1(a).

“Quality Agreement”—the Quality Agreement dated September 13, 2013 between Buyer, Chiesi USA, Inc. and Coating Place.

“Regulatory Authority”—any applicable Governmental Body involved in granting regulatory approval and/or, to the extent required in such country or jurisdiction, pricing or reimbursement approval of a Product in such country or jurisdiction, including the FDA and any foreign equivalent thereof.

“Regulatory Files”—with respect to the Product, (a) all documentation comprising the Drug Authorization, (b) correspondence and reports necessary to, or otherwise describing the ability to, commercially distribute, sell or market the Product submitted to or received from Governmental Bodies (including minutes and official contact reports relating to any communications with any Governmental Body) and relevant supporting documents submitted to or received from Governmental Bodies with respect thereto, including all regulatory drug lists, final versions of advertising and promotion documents, adverse event files and complaint files, and including the documents referenced in the complete regulatory chronology for the ANDA for the Product, including all supplements thereto and required regulatory files and data relating thereto in Seller’s possession or control on the date hereof, and (c) all documentation comprising methodology and “reasonable assumption” documentation (including historical methodologies) used to calculate any government price reports pertaining to the Product, and (d) data (including clinical and pre-clinical data) contained in any of the foregoing or otherwise in Seller’s possession or control on the date hereof. Regulatory Files excludes any and all proprietary and confidential information of Third Parties that may be included in any of the foregoing and the Product core data sheet, which shall be retained by Seller.

“Remaining Lot 18 Product”—that certain Inventory of Lot 18 Product that remains unsold as of the Closing Date.

“Returns Report” —as set forth in Section 5.3(d).

“Seller”—as set forth in the preamble of this Agreement.

“Seller Deductible Amount”—as set forth in Section 6.5.

“Seller Existing Liabilities”—liabilities of the Seller or its Affiliate as set forth on Schedule 2.2(c)(z).

“Seller Finished Product”—as set forth on Schedule 5.3(b).

“Seller Indemnifiable Claim”—as set forth in Section 6.5.

“Seller Indemnified Parties”—as set forth in Section 6.3.

“Seller Trade Dress”—(a) the trademarks, tradenames, brands, corporate names or similar items used by Seller or any of Seller’s Affiliates and (b) the layout, designs, and coloring used on the packaging of the Product to the extent used on other product packaging of Seller or any of Seller’s Affiliates.

“Seller Trade Dress License”—as set forth in Section 5.8(a).

“Selling Person”—as set forth in Section 5.12(b).

“Service Provider”—as set forth in Section 5.2(f).

“Tax” or “Taxes”—any and all taxes, assessments, levies, tariffs, duties or other charges, or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any applicable Governmental Body.

“Termination Agreement”—that certain letter agreement to be executed by Seller, Chiesi USA, Inc., Buyer, NEOS Therapeutics, L.P., CPI Technology, Inc. and Coating Place relating to the termination of certain agreements by and among the foregoing or their Affiliates in the form attached hereto as Exhibit A.

“Third Party”—a Person who or which is neither a Party nor an Affiliate of a Party. For purposes of this Agreement, Coating Place is deemed to be a “Third Party.”

“Third Party Claim”—as set forth in Section 6.6(b).

“Transfer Taxes”—as set forth in Section 2.7.

“Transition Services Agreement”—the transition services agreement entered into between Buyer and Seller dated as of the date of this Agreement.

“[***] Period”—as set forth in Section 2.2(c).

“Upfront Payment”—as set forth in Section 2.2.

ARTICLE 2

ASSETS TO BE PURCHASED

2.1 Purchased Assets and Assumed Liabilities.

(a)           Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller (and its Affiliates) hereby sells, conveys, assigns, transfers and delivers to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer hereby purchases and acquires from Seller, all of Seller’s and its Affiliates’ right, title and interest in and to the following (the “Purchased Assets”):

(i)            the Drug Authorization and the related Regulatory Files;

(ii)           the Assigned Contracts (excluding Seller’s and Chiesi USA, Inc.’s respective rights under the Development and Manufacturing Agreement and the Quality Agreement, as applicable, with respect to Product sold by Seller on or before the Closing Date, including Seller’s indemnification rights under Section 13 of the Development and Manufacturing Agreement);

(iii)          the Inventory; and

(iv)          the Product Trade Dress.

All properties, assets, and rights of Seller not specifically listed and identified in this Section 2.1 are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, shall be retained by Seller, and shall remain the property of Seller after the Closing.

(b)           Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, the provisions of ARTICLE 5, Seller hereby assigns to Buyer, and Buyer hereby assumes and agrees to pay, perform and discharge, all liabilities and obligations (i) to customers, suppliers or other Third Parties relating to the Purchased Assets

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

arising or incurred after the Closing Date; (ii) of Seller, or if applicable, the applicable Affiliate of Seller, arising out of or relating to the Assigned Contracts (excluding, for the avoidance of doubt, any Net Profits required to be distributed by Seller under the Development and Manufacturing Agreement with respect to Net Profits earned by Seller on or before the Closing Date) to the extent that such liabilities (A) arise after the Closing Date and (B) do not arise from or relate to any breach by Seller or any Affiliate of Seller of any provision of any of such Assigned Contracts; and (iii) to the extent relating to any Product sold by Buyer following the Closing Date (collectively, the “Assumed Liabilities”).

2.2 Purchase Price. Subject to the terms and conditions hereof, the consideration for the Purchased Assets (such consideration, the “Purchase Price”) is as follows:

(a)           (i) Four Million Two Hundred Seventy-Seven Thousand Fifty-Five Dollars and Ten Cents ($4,277,055.10) (the “Upfront Payment”);

(b)           the amount of estimated Inventory as set forth on Schedule 2.2(b) (the “Estimated Inventory”) (subject to adjustment post-Closing pursuant to Section 2.3); and

(c)           (i) [***], payable as a lump sum by Buyer within sixty (60) days following the end of the calendar month in which post-Closing Net Sales of Product of [***] during any [***] Period following Closing are first achieved, if ever (the “Initial Earnout Period”), and (ii) [***], payable as a lump sum by Buyer within sixty (60) days following the end of the calendar month in which post-Closing Net Sales of Product of [***] during any [***] Period following the Initial Earnout Period are first achieved, if ever (each, a “Deferred Payment,” and collectively the “Deferred Payments”). Net Sales shall include all Net Sales by Buyer and any other Selling Person following the Closing Date. A “[***] Period” shall include any [***]; provided, that the first [***] Period following Closing shall begin on the Closing Date and shall run through the last day of the [***] beginning after the Closing Date.

At the Closing, Buyer will (i) deliver to Seller, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer on or before the Closing Date, the amount equal to (x) the Upfront Payment minus (y) the Estimated Buyer Closing Date Net Profits and the Seller Existing Liabilities, and (ii) assume the Assumed Liabilities. The Estimated Inventory (as adjusted pursuant to Section 2.3) shall be paid by wire transfer of immediately available funds to an account designated by Seller in writing in accordance with the time periods set forth in Section 2.3. The Deferred Payments shall be paid by wire transfer of immediately available funds to an account designated by Seller in writing in accordance with the time periods set forth in Section 2.2(c). If Buyer fails to make any payment (or portion thereof) due hereunder by the date such payment is due, such overdue amount shall bear interest at the rate of three-fourths percent (3/4%) per month, calculated on the number of days such payment is delinquent (not to exceed the maximum interest rate permitted by applicable Legal Requirements).

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

2.3 Closing Date Inventory.

(a)           Within forty-five (45) days after the Closing Date, (i) Buyer shall deliver to Seller an unaudited statement of the Inventory delivered at Closing and the resulting value calculated in accordance with Schedule 2.2(b) (the “Closing Date Inventory” and the “Inventory Statement”).

(b)           During the forty-five (45) day period following Seller’s receipt of the Inventory Statement, Seller shall be given reasonable access to the employees, working papers and other books and records of Buyer for purposes of evaluating the Inventory Statement. Seller may notify Buyer in writing of any disputed item within forty-five (45) days after receipt of the Inventory Statement.

(c)           If a notice of disputed items is timely delivered, Seller and Buyer shall, during the forty-five (45) day period immediately following the date of such delivery negotiate to resolve the disputed items. If the Parties are unable to reach agreement during the forty-five (45) day period with respect to any item, such dispute shall be resolved according to the dispute resolution provisions of this Agreement.

(d)           Except as set forth in Section 2.3(e), Buyer shall, no later than the nine-month anniversary of the date of this Agreement (the “Inventory Payment Date”), pay the amount equal to the Closing Date Inventory to Seller by wire transfer of immediately available funds to an account designated by Seller in writing.

(e)           If there is a dispute regarding the determination of the Closing Date Inventory pursuant to Section 2.3(c) that is ongoing as of the Inventory Payment Date, Buyer shall instead be obligated to pay the amount equal to the Estimated Inventory no later than the Inventory Payment Date. Following resolution of any such dispute, if the Closing Date Inventory is finally determined to be greater than the Estimated Inventory, Buyer shall, within five (5) Business Days after the final determination of the Closing Date Inventory, pay to Seller, by wire transfer of immediately available funds in accordance with written instructions given by Seller to Buyer, the amount of such excess so that Seller receives the full amount of the Closing Date Inventory. If the Closing Date Inventory is finally determined to be less than the Estimated Inventory, Seller shall, within five (5) Business Days after the final determination of the Closing Date Inventory, pay to Buyer, by wire transfer of immediately available funds in accordance with written instructions given by Buyer to Seller, the amount of such shortfall.

(f)            Any difference between the Closing Date Inventory and the Estimated Inventory shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Legal Requirement.

2.4          Net Profits.

(a)           Seller shall, in accordance with the Development and Manufacturing Agreement, be entitled to one-third (1/3) of the Net Profits under the Development and Manufacturing Agreement with respect to Net Sales prior to Closing and shall be responsible for payment of one-third (1/3) of the Net Profits prior to Closing to each of NEOS Therapeutics, L.P. and Coating Place. Schedule 2.4 sets forth Seller’s good faith estimate of the total Net Profits under the Development and Manufacturing Agreement for which it has not made payments to NEOS

Therapeutics, L.P. and Coating Place on or prior to the Closing Date (the “Estimated Closing Date Net Profits”), including a breakdown of the amounts owed to NEOS Therapeutics, L.P. and Coating Place. In accordance with Section 2.2, Buyer shall deduct NEOS Therapeutics, L.P.’s share of Estimated Closing Date Net Profits as set forth on Schedule 2.4 (the “Estimated Buyer Closing Date Net Profits”) from the amount of cash paid to Seller at Closing, which, subject to Section 2.4(b), shall relieve Seller of its obligations to disburse any further Net Profits to Buyer, NEOS Therapeutics, L.P. or any of their respective Affiliates under the Development and Manufacturing Agreement.

(b)           Within forty-five (45) days following Closing, Seller shall, in accordance with the procedures set forth in the Development and Manufacturing Agreement, deliver to Buyer and NEOS Therapeutics, L.P. a report detailing the calculation of the actual total Net Profits and the actual Net Profits payable to NEOS Therapeutics, L.P. (the “Buyer Closing Date Net Profits”) that Seller estimated pursuant to Section 2.4(a) (the “Net Profits Report”). Buyer shall (on its own behalf and on behalf of NEOS Therapeutics, L.P.) notify Seller in writing of any disputed item within forty-five (45) days after receipt of the Net Profits Report. If a notice of disputed items is timely delivered, Seller and Buyer shall, during the forty-five (45) day period immediately following the date of such delivery negotiate to resolve the disputed items. If the Parties are unable to reach agreement during the forty-five (45) day period with respect to any item, such dispute shall be resolved according to the provisions set forth in the Development and Manufacturing Agreement. If the Buyer Closing Date Net Profits as finally determined are less than the Estimated Buyer Closing Date Net Profits, Buyer shall, within five (5) Business Days after the determination of the Buyer Closing Date Net Profits, pay to Seller, by wire transfer of immediately available funds in accordance with written instructions given by Seller to Buyer, the amount of such excess. If the Buyer Closing Date Net Profits are greater than the Estimated Buyer Closing Date Net Profits, Seller shall, within five (5) Business Days after the determination of the Buyer Closing Date Net Profits, pay to Buyer, by wire transfer of immediately available funds in accordance with written instructions given by Buyer to Seller, the amount of such shortfall.

2.5 Closing Deliverables.

(a)           As of the Closing Date, Seller has delivered to or has caused to be delivered to Buyer the following documents, each duly executed by Seller and/or an Affiliate of the Seller, as applicable:

(i)            the Bill of Sale;

(ii)           the Assignment and Assumption Agreement;

(iii)          the Transition Services Agreement; and

(iv)          the letter from Chiesi USA, Inc. to the FDA (in accordance with 21 C.F.R. § 314.72) providing notification of the transfer to Buyer of the Drug Authorization.

(b)           As of the Closing Date, Buyer has made the cash payment required to be made by Buyer pursuant to Section 2.2, and has delivered to or has caused to be delivered to Seller the following documents, each duly executed by Buyer:

(i)            the Assignment and Assumption Agreement;

(ii)           the Transition Services Agreement; and

(iii)          the letter from Buyer to the FDA (in accordance with 21 C.F.R. § 314.72) providing notification of the transfer to Buyer of the Drug Authorization.

2.6 Delivery of Tangible Purchased Assets.

(a)           Subject to Section 2.6(b), which governs the delivery of the Drug Authorization, as soon as practicable (and in any case within ten (10) Business Days) after the Closing Date, the Parties acknowledge and agree that (i) in furtherance of the Transition Services Agreement, the Inventory shall be deemed to have been delivered by Seller to Buyer as of the Closing “where is” and (ii) Seller shall make all other tangible assets included in the Purchased Assets available for pickup by Buyer or Buyer’s designated shipper, and Buyer shall complete the removal of such tangible Purchased Assets not later than ten (10) Business Days after such Purchased Assets are so made available. If Buyer does not designate a shipper, Seller may contract for carriage on commercially reasonable terms at Buyer’s risk and expense. From and after the time that the Inventory is delivered in place or such other Purchased Assets are available and ready for pickup by Buyer or its agent, as applicable, Buyer shall bear all risk of loss for such items and shall be solely and exclusively responsible for procuring adequate insurance to protect the Inventory and other tangible assets included in the Purchased Assets against any such loss.

(b)           As soon as practicable (and in any event within ten (10) Business Days) after the Closing Date, Seller (or an Affiliate of Seller) shall deliver to a mutually acceptable Third Party to serve as Buyer’s U.S. agent for the Drug Authorization (the “Agent”) an unredacted copy of the Drug Authorization. The Agent shall hold, for the benefit of Buyer, such unredacted copy of the Drug Authorization, as necessary to perform its responsibilities as Buyer’s U.S. agent for the Drug Authorization. Upon Buyer’s request, the Agent shall provide Buyer with a copy of the Drug Authorization from which all proprietary and confidential information of Third Parties included therein has been redacted. Buyer and Seller (or an Affiliate of Seller) shall use reasonable efforts to cause Coating Place to prepare and file with FDA a Drug Master File containing any and all proprietary and confidential information of Coating Place that is included in the Drug Authorization (“DMF”), and to issue a letter to the FDA granting Buyer reference authorization to the DMF. Following acceptance of the DMF by the FDA, Buyer shall prepare and file with FDA a supplement to the Drug Authorization that substitutes the existing filing that may include proprietary and confidential information of Coating Place with an updated filing that instead refers to the DMF filed by Coating Place. Buyer shall not, and shall ensure its Affiliates do not, request or obtain an unredacted copy of the Drug Authorization from the FDA. Notwithstanding the foregoing, in no event shall Buyer be precluded from receiving and/or accessing an unredacted copy of the Drug Authorization pursuant to the terms of an agreement entered into by and between Buyer and Coating Place.

2.7 Sales, Use and Other Taxes. All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer Taxes (collectively, “Transfer Taxes”) incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred, shall be borne by Buyer. The Parties hereto agree to reasonably cooperate with each other to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes.

2.8 Allocation of Purchase Price. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the date the Purchase Price is finally determined pursuant to Section 2.3, to be filed with the IRS. Seller shall have ten (10) Business Days to review and comment on the content of such IRS Form 8594 and Buyer shall consider in good faith the reasonable comments and suggestions of Seller prior to filing such Form 8594 with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.9 Deferred Payments Not Securities. The rights of Seller to the Deferred Payments, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer, and shall not entitle Seller to any rights common to any holder of any equity interest of Buyer or any Affiliate of Buyer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as follows as of the Closing Date:

3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

3.2 Authority; Enforceability; No Conflict.

(a)           Seller has the requisite power and authority to enter into this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Other Transaction Documents by Seller and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and the Other Transaction Documents by Buyer, this Agreement and the Other Transaction Documents will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether considered in a Proceeding in equity or at law.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Seller will (i) violate any provision of the Organizational Documents of Seller; (ii) violate any Legal Requirement applicable to Seller or the transactions contemplated hereby; or (iii) result in the creation of any Encumbrance upon any of the Purchased Assets pursuant to the terms or provisions of, or will result in the breach or violation of, or constitute a default under or result in termination of, or give rise to a right of termination, cancellation or acceleration of any right or obligation under, any Assigned Contracts, except in the case of clauses (ii) and (iii) for such violation, Encumbrance, breach, default, termination, or right of termination, cancellation or acceleration that would not reasonably be expected to constitute a Material Adverse Effect.

(c)           Except for Seller’s letter to the FDA referenced in Section 2.5(a)(iv), Seller is not, and Seller will not be, required to give any notice to any Governmental Body or obtain any Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except for such notices or Governmental Authorizations which have been obtained or made or which, if not obtained or made, would not reasonably be expected to constitute a Material Adverse Effect.

3.3 Title to Assets. Seller has good and transferable title to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

3.4 Legal Proceedings; Orders. To the Knowledge of Seller, there is no pending Proceeding that has been commenced (a) relating to the Purchased Assets, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and, to the Knowledge of Seller, no such Proceeding has been threatened. To the Knowledge of Seller, there is no order issued by any Governmental Body to which any Purchased Asset is subject.

3.5 Assigned Contracts. Each of the Assigned Contracts is in effect and constitutes a legal, valid and binding agreement of Seller or an Affiliate of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Legal Requirement of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a Proceeding at law or in equity. As of the Closing Date, neither Seller nor any of its Affiliates, nor, to the Knowledge of Seller, any other party thereto is in breach or default in the performance, observance or fulfillment of any obligation or covenant contained in any Assigned Contract, except for such breaches and defaults that would not reasonably be expected to constitute a Material Adverse Effect. As of the Closing Date, to the Knowledge of Seller, neither Seller nor any of its Affiliates has received any written notice from a Third Party stating that such Third Party intends to terminate any Assigned Contract. True and complete copies of all Assigned Contracts to which Buyer or any Affiliate of Buyer is not already a party have been made available to Buyer, except to the extent such contracts have been redacted to (a) enable compliance with Legal Requirements relating to antitrust or the safeguarding of data privacy, (b) comply with confidentiality obligations owed to Third Parties, or (c) exclude information not related to the Product.

3.6 Intellectual Property.

(a)           To the Knowledge of Seller, the manufacture, use or sale of the Product by or on behalf of Seller does not infringe or misappropriate, and Seller has not received any written notice of infringement or misappropriation by Seller or any of Seller’s Affiliates of, the intellectual property rights of a Third Party relating to the Exploitation of the Product. To the

Knowledge of Seller, Seller has not created or discovered any intellectual property or generated any data in performing its activities under the Development and Manufacturing Agreement or otherwise that would be infringed or misappropriated by the Exploitation of the Product by Buyer following the Closing.

(b)           Seller has not granted any licenses to the Product Trade Dress to a Third Party, and Seller is not a party to any agreement with a Third Party that limits or restricts, or requires payments for, the use of the Product Trade Dress in connection with making, using or selling of the Product.

3.7 Regulatory Matters.

(a)           Seller has not received (a) any FDA Form 483’s concerning the Product; (b) any FDA Notices of Adverse Findings concerning the Product, except as would not reasonably be expected to constitute a Material Adverse Effect; or (c) warning letters from the FDA or any other Governmental Body concerning the Product in which the FDA or other such Governmental Body asserted that the operations of Seller (solely as they relate to the Purchased Assets) were not in compliance with applicable Legal Requirements. To the Knowledge of Seller, there is no Proceeding by the FDA or any other Governmental Body pending or threatened in writing against Seller relating to safety or efficacy of the Product.

(b)           Except as would not reasonably be expected to constitute a Material Adverse Effect, Seller, or an Affiliate of Seller, possesses or has a right of reference to all Governmental Authorizations necessary to Exploit the Product as Exploited by Seller or any Affiliate of Seller as of and prior to the Closing Date and such Governmental Authorizations are in full force and effect. Neither Seller nor its Affiliates have received any written communication from any Governmental Body threatening to revoke, withdraw, modify, suspend, cancel or terminate any such Governmental Authorizations. No Proceeding is pending or, to the Knowledge of Seller, threatened regarding the suspension or revocation of any such Governmental Authorizations. To the Knowledge of Seller, no event has occurred that would be reasonably expected to (with or without notice or lapse of time) give any Governmental Body any right of revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization, except as would not be material to the Purchased Assets. Except as would not reasonably be expected to constitute a Material Adverse Effect, Seller and its Affiliates are in compliance with each such Governmental Authorization and have timely filed with the applicable Governmental Body all required filings, declarations, listings, registrations, reports or submissions with respect to the Product. All such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Legal Requirements when filed, and, no deficiencies have been asserted in writing by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions.

(c)           Seller has not received any notice that the FDA or any other Governmental Body has commenced, or threatened to initiate, any action to request a recall of the Product, or commenced, or threatened to initiate, any action to enjoin production at any facility at which the Product is manufactured. There has not been any product recall, dear doctor letter or market withdrawal or replacement conducted by or on behalf of Seller concerning the Product or, to the

Knowledge of Seller, any product recall, dear doctor letter, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Product.

(d)           Seller has made available to Buyer true and correct copies of complaints and notices of alleged defect or adverse reaction with respect to the Product that have been received in writing by Seller and its Affiliates.

(e)           Neither Seller nor any of its Affiliates, nor to the Knowledge of Seller, any of their respective officers, directors, employees or agents, has been debarred or deemed subject to debarment pursuant to Section 306 of the FFDCA nor, to the Knowledge of Seller, are any such Persons the subject of a conviction described in such section. Neither Seller nor any of its Affiliates, nor to the Knowledge of Seller, any of their respective officers, directors, employees, or agents, have been excluded, debarred, suspended, or otherwise limited from participation in a federal health care program, federal contracting, or convicted of, or pled nolo contendere to, any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drugs or devices or fraud, nor have engaged in activities that would reasonably lead to such exclusion, debarment, suspension, or other limitation from participation in a federal health care program and/or federal contracting.

3.8 Compliance with Legal Requirements.

(a)           Seller and its Affiliates, and to the Knowledge of Seller, their respective directors, officers, employees and agents, in each case solely with respect to the Exploitation of the Product or the ownership of and use of the Purchased Assets, are and have been during the past three (3) years in compliance with all applicable Legal Requirements, including, but not limited, to (i) any applicable Legal Requirements governing the research, development, approval, sale, labeling, advertising, marketing, promotion, pricing, pharmacovigilance, recordkeeping or distribution of the Product and the purchase or prescription of or reimbursement for the Product by any Governmental Body, private health plan or entity, or individual, and (ii) all applicable Legal Requirements regulating the pharmaceutical industry, including, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the criminal False Claims Act (42 U.S.C. §1320a-7b(a)), the civil False Claims Act (31 U.S.C. §§3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the federal Physician Payment Sunshine Act (42 U.S.C.§1320a-7h), the federal health care program exclusion laws (42 U.S.C. §1320a-7), the Act, the Controlled Substances Act (21 U.S.C. 801 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§17921 et seq.), the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and any comparable state or local Legal Requirements, in each case, except for such noncompliance that would not reasonably be expected to constitute a Material Adverse Effect.

(b)           To the Knowledge of Seller, neither Seller nor any of its Affiliates engaged in the Exploitation of the Product have made any voluntary or involuntary self-disclosure to any Governmental Body or representative thereof regarding any material non-compliance with any Legal Requirement applicable to the Exploitation of the Product.

3.9 Brokers or Finders. Neither Seller nor any agents of Seller have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.10                Insurance. As of the Closing Date, Seller has, among other insurance policies, insurance policies of the types and in the amounts set forth in the Disclosure Letter. The insurance policies set forth in the Disclosure Letter are sufficient to comply in all material respects with Legal Requirements applicable to the Product as of the Closing Date and any requirements under any Assigned Contract, and such insurance is provided by reputable and nationally recognized insurers. Seller will maintain such insurance (or substantially similar insurance to the extent obtainable on commercially reasonable terms) for a period of one (1) year following the Closing Date.

3.11                Taxes. Seller has timely paid or caused to be paid (or will pay or cause to be paid) all Taxes due and owing, or which otherwise are required or will be required to be paid, with respect to the Purchased Assets for any taxable period ending on or before the Closing Date, and, with respect to any taxable year or other taxable period beginning on or before the Closing Date and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

3.12                Disclaimer of Other Representations and Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE PURCHASED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND NEITHER SELLER NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AFFILIATES OR REPRESENTATIVES HAVE MADE OR MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AT LAW OR IN EQUITY, IN CERTAIN ELECTRONIC AND PHYSICAL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, IN RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR IN ANY OTHER FORM, IN RESPECT OF THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS, AND THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS OR THE PRODUCT, INCLUDING WITHOUT LIMITATION WITH RESPECT OF ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

WITHOUT LIMITING THE FOREGOING, THE INVENTORY, THE REGULATORY FILES, AND THE PRODUCT TRADE DRESS (TO THE EXTENT PROVIDED TO BUYER) ARE BEING TRANSFERRED AS IS, WHERE IS, WITH ALL FAULTS.

WITHOUT LIMITING THE FOREGOING, NEITHER SELLER NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AFFILIATES OR REPRESENTATIVES HAVE MADE OR MAKE ANY REPRESENTATION OR

WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL STATEMENTS, OR ANY HISTORICAL OR FUTURE SALES, OR ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PRODUCT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows as of the Closing Date:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority; No Conflict.

(a)           Buyer (including, for purposes of this Section 4.2, NEOS Therapeutics, L.P. as applicable) has the requisite power and authority to enter into this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Other Transaction Documents by Buyer and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and the Other Transaction Documents by Seller, this Agreement and the Other Transaction Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether considered in a Proceeding in equity or at law.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Buyer will (i) violate any provision of Buyer’s Organizational Documents; (ii) violate any Legal Requirement applicable to Buyer or the transactions contemplated hereby; or (iii) result in the breach or violation of, or constitute a default under, any material contract or agreement to which Buyer is a party or by which Buyer may be bound, except in the case of clauses (ii) and (iii) for such violation, breach, or default which would not reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

(c)           Except for Buyer’s letter to the FDA referenced in Section 2.5(b)(iii), Buyer is not, and will not be, required to give any notice to any Governmental Body or obtain any Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except for such notices or Governmental Authorizations which have been obtained or made or which, if not obtained or made, would not reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Buyer, no such Proceeding has been threatened.

4.4 Regulatory Matters.

(a)           Buyer has not received (a) any FDA Form 483’s concerning the Product from the date of FDA approval of the Product; (b) any FDA Notices of Adverse Findings concerning the Product, except as would not reasonably be expected to constitute a Material Adverse Effect; or (c) warning letters from the FDA or any other Governmental Body concerning the Product in which the FDA or other such Governmental Body asserted that the operations of Buyer were not in compliance with applicable Legal Requirements. To the Knowledge of Buyer, there is no Proceeding by the FDA or any other Governmental Body pending or threatened in writing against Buyer relating to safety or efficacy of the Product.

(b)           Neither Buyer nor its Affiliates have received any written communication from any Governmental Body threatening to revoke, withdraw, modify, suspend, cancel or terminate any such Governmental Authorizations in Buyer’s possession as of the Closing Date. No Proceeding is pending or, to the Knowledge of Buyer, threatened regarding the suspension or revocation of any such Governmental Authorizations in Buyer’s possession as of the Closing Date. To the Knowledge of Buyer, no event has occurred that would reasonably be expected to (with or without notice or lapse of time) give any Governmental Body any right of revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization in Buyer’s possession as of the Closing Date, except as would not prevent, limit or otherwise have an material effect on Buyer’s or its Affiliates’ Exploitation of the Product.

(c)           Neither Buyer nor any Affiliate of Buyer has received any written notice that the FDA or any other Governmental Body has commenced, or threatened to initiate, any action to request a recall of the Product, or commenced, or threatened to initiate, any action to enjoin production at any facility at which the Product is manufactured. There has not been any product recall, dear doctor letter or market withdrawal or replacement conducted by or on behalf of Buyer concerning the Product or, to the Knowledge of Buyer, any product recall, dear doctor letter, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Product.

(d)           Buyer has made available to Seller true and correct copies of complaints and notices of alleged defect or adverse reaction with respect to the Product that have been received in writing by Buyer and its Affiliates.

(e)           Neither Buyer nor any of its Affiliates, nor to the Knowledge of Buyer, any of their respective officers, directors, employees, or agents, have been debarred or deemed subject to debarment pursuant to Section 306 of the FFDCA nor, to the Knowledge of Buyer, are any such Persons the subject of a conviction described in such section. Neither Buyer nor any of its Affiliates, nor to the Knowledge of Buyer, any of their respective officers, directors, employees, or agents have been excluded, debarred, suspended, or otherwise limited from participation in a federal health care program, federal contracting, or convicted of, or pled nolo contendere to, any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drugs or devices or fraud, nor have engaged in activities that would reasonably lead to such exclusion, debarment, suspension, or other limitation from participation in a federal health care program and/or federal contracting.

4.5 Compliance with Legal Requirements.

(a)           Buyer and its Affiliates, and to the Knowledge of Buyer, their respective directors, officers, employees and agents, in each case solely to the extent such matters may impact Buyer’s or its Affiliates’ Exploitation of the Product or its or their ownership of and use of the Purchased Assets following the Closing Date (including Buyer’s ability to market, sell or distribute the Product following Closing), are and have been during the past three (3) years in compliance with all applicable Legal Requirements, including, but not limited, to (i) any applicable Legal Requirements governing or that would govern the research, development, approval, sale, labeling, advertising, marketing, promotion, pricing, pharmacovigilance, recordkeeping or distribution of the Product and the purchase or prescription of or reimbursement for the Product by any Governmental Body, private health plan or entity, or individual, and (ii) all applicable Legal Requirements regulating the pharmaceutical industry, including, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the criminal False Claims Act (42 U.S.C. §1320a-7b(a)), the civil False Claims Act (31 U.S.C. §§3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the federal Physician Payment Sunshine Act (42 U.S.C.§1320a-7h), the federal health care program exclusion laws (42 U.S.C. §1320a-7), the Act, the Controlled Substances Act (21 U.S.C. 801 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§17921 et seq.), the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and any comparable state or local Legal Requirements, in each case, except for such noncompliance that would not reasonably be expected to constitute a Material Adverse Effect. Furthermore, Buyer acknowledges that as a successor in interest to PharmaFab, Inc., and its subsidiary, PF Labs, LP, Buyer is subject to a Consent Decree of Permanent Injunction with FDA and the U.S. Department of Justice dated April 2007 (“Consent Decree”). Buyer and its Affiliates, and to the Knowledge of Buyer, their respective directors, officers, employees and agents are and have been during the past three (3) years in compliance in all material respects with the Consent Decree.

(b)           To the Knowledge of Buyer, neither Buyer nor any of its Affiliates have made any voluntary or involuntary self-disclosure to any Governmental Body or representative thereof regarding any material non-compliance with any Legal Requirement applicable to the Exploitation of the Product.

4.6 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.7 Buyer Acknowledgements as to Product, Purchased Assets, Assumed Liabilities and Supply of Product; Non-Reliance. Buyer acknowledges that (a) there are risks and uncertainties associated the ownership and marketing of pharmaceutical products and product rights; (b) it has had the opportunity to obtain information about the Product, the other Purchased Assets and the Assumed Liabilities in order to evaluate the risks associated therewith; and (c) it has made its own independent assessment and evaluation of the prospects and future performance of the Product and the Purchased Assets and its obligations with respect to the Assumed Liabilities. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE 3 (including the related portions of the Disclosure Letter) and has not relied on any representations made or information provided (or the omission of representations or information) outside of this Agreement, and (b) neither Seller nor any other Person has made any representation or warranty as to the Product, the other Purchased Assets, the Assumed Liabilities or this Agreement or the transactions contemplated by this Agreement, except as expressly set forth in ARTICLE 3 (including the related portions of the Disclosure Letter). Buyer further acknowledges that neither Seller nor any of its Affiliates have manufactured any of the Product and will not manufacture or supply the Product after the Closing, and Seller does not provide any assurances to Buyer whatsoever as to the manufacture or supply of the Product pursuant to the Development and Manufacturing Agreement or otherwise, or the availability or otherwise of any ingredient or component of the Product, or as to any manufacturing process.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Access.

(a)           Cooperation after the Closing. From and after the Closing, each Party agrees to cooperate with and to grant to each other Party and their respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours, reasonable access to the other Party’s management personnel and such other information and records relating to the Product and the Purchased Assets in their possession after the Closing and to permit copying or, where reasonably necessary, to furnish original documents relating to the Product and the Purchased Assets for the purposes of (i) any financial reporting or Tax matters (including without limitation any financial and Tax audits, Tax contests, Tax examination, preparation for any Tax returns or financial records); (ii) any regulatory reporting matters; (iii) any investigation being conducted by any Governmental Body involving the Product or the Purchased Assets; (iv) any claims or litigation (other than between the Parties) involving the Product or the Purchased Assets; or (v) any similar or related matter. Each Party shall use reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 5.1(a) are conducted so as not to interfere with the normal and ordinary operation of the other Party’s business. Each Party acknowledges that the records and documents made available to such Party pursuant to this Section 5.1(a) constitute confidential information of the releasing Party that is subject to the provisions of Section 7.3 hereof. Each Party may restrict access to such records and documents to the extent that disclosure of any such information would result in the loss or waiver of any attorney-client privilege or a breach of any applicable nondisclosure obligation.

(b)           Record Retention Period. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Purchased Assets relating to Tax matters until the expiration of the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers), and, if relating to other than Tax matters, for the period specified under such retaining Party’s document retention policy or, if longer, the longest period specified under applicable Legal Requirements.

(c)           Retention of Copies by Seller. Notwithstanding anything to the contrary contained in this Agreement, Seller may retain and use archival copies of all documents or materials conveyed hereunder to the extent (i) required to remain in the possession of Seller pursuant to Legal Requirements, (ii) related to any of the purposes set forth in clauses (i) through (v) of Section 5.1(a), or (iii) necessary or appropriate for Seller to perform and discharge its liabilities or obligations hereunder or under the Transition Services Agreement; provided, however, that Seller shall maintain such items in accordance with the provisions of Section 7.3 hereof.

5.2 Product Responsibility.

(a)           In furtherance of and not in limitation of the assumption of the Assumed Liabilities, following the Closing until the payment by Buyer of both Deferred Payments, Buyer shall use Commercially Reasonable Efforts to obtain and maintain, at its sole expense, in accordance with applicable Legal Requirements, all Governmental Authorizations in connection with the Product. Subject to Seller’s indemnification obligations under ARTICLE 6, from and after the Closing, Buyer shall be solely and exclusively responsible for (i) all regulatory matters with respect to the Product and the Purchased Assets, including without limitation relating to communicating and corresponding, preparing and filing reports, making adverse drug experience reports, and paying applicable fees, with and to applicable Governmental Bodies, under all applicable Legal Requirements including the FFDCA, the Prescription Drug Marketing Act of 1987, the Prescription Drug User Fee Act of 1992 and the Generic Drug User Fee Amendments of 2012; (ii) taking all actions and conducting all communication with Third Parties in respect of Product (whether sold before or after the Closing), including responding to all complaints in respect thereof and all medical information requests, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of the Product (whether sold before or after the Closing).

(b)           Subject to the immediately following sentence, from and after the Closing, (a) Seller shall provide Buyer with (i) copies of all written or electronic correspondence relating to the Product received by Seller, its Affiliates, licensees, sublicensees or distributors from, or submitted by Seller, its Affiliates, licensees, sublicensees or distributors to, Regulatory Authorities and (ii) copies of all meeting minutes and other similar summaries of all meetings, conferences and discussions held by Seller with Regulatory Authorities to the extent relating to the Product, including copies of all contact reports produced by Seller and its Affiliates, licensees, sublicensees and distributors, in each case within twenty (20) Business Days after Buyer’s receipt, submission or production of the foregoing, as applicable. If such written or electronic correspondence received from a Regulatory Authority relates to the withdrawal, suspension, revocation or variation of the Drug Authorization for the Product, the prohibition or suspension of the supply of the Product, or the initiation of any investigation, review or inquiry by such Regulatory Authority concerning the safety of the Product, then the Seller shall notify the Buyer and provide the Buyer with copies of such written or electronic correspondence as soon as practicable, but not later than five (5) Business Days after receipt of such correspondence. Unless otherwise prevented by an applicable Legal Requirement, Seller shall provide Buyer with a copy of any written response hereto in advance (in light of the prevailing circumstances) of submitting such response to the applicable Regulatory Authorities.

(c)           From and after the Closing, Buyer shall be solely and exclusively responsible for conducting, handling or processing all voluntary and involuntary recalls of units of Product, including recalls required by any Governmental Body, with respect to the Product, regardless of whether the Product was sold before or after the Closing, subject to Seller’s financial responsibility for Seller Finished Product. Buyer shall destroy, or cause to be destroyed, in either case at Buyer’s expense, all recalled Product in a manner consistent with applicable Legal Requirements. In the event that Seller Finished Product is the subject of a recall, Buyer shall notify Seller in writing as soon as practicable, but in no event more than three (3) days after Buyer becomes aware of such recall. Seller shall be financially responsible for all voluntary and involuntary recalls of Seller Finished Product; provided, however, that Seller shall not bear any financial responsibility for such recalls to the extent such recalls resulted from acts or omissions of Buyer or any of its Affiliates. Accordingly, Buyer will provide to Seller an invoice for all out-of-pocket costs actually incurred, without markup by Buyer and its Affiliates with respect to recalls of any Seller Finished Product (including amounts paid or credited by Buyer and its Affiliates for such returns according to Seller’s standard returned goods policy), and Seller will pay Buyer such amount within thirty (30) days of receipt of such invoice. Buyer shall be financially responsible for all costs and expenses related to any recalls of Product, other than the Seller Finished Product.

(d)           As soon as practicable following the Closing Date, Buyer shall institute appropriate procedures (including any appropriate procedures for tracking of lot number information) to ensure that the Product sold by or on behalf of Buyer can be distinguished from the Product sold by or on behalf of Seller prior to the Closing Date.

(e)           Following the Closing Date, other than with respect to Remaining Lot 18 Product, Buyer shall not label any Product with Seller’s NDC number without first obtaining the prior written consent of Seller.

(f)            Seller shall have the final authority and responsibility for final release of any Product bearing Seller’s NDC number. Buyer shall not market, sell or distribute Product bearing Seller’s NDC number prior to receipt of Seller’s written release of each quantity, batch, lot or shipment (or part thereof) of such Product. Buyer shall provide Seller, or Seller’s designee, with Product samples, completed batch records and any other documentation in accordance with the Quality Agreement for purposes of releasing the Product for commercial sale. Seller may test or cause the Product to be tested in accordance with Seller’s customary procedures. Seller shall notify Buyer in writing of Seller’s release or rejection of any quantity, batch, lot or shipment (or part thereof) of any Product within thirty (30) days after receipt of Product samples, completed batch records and other documentation by Seller or Seller’s designee. Seller’s rejection of the Product shall be based on: (a) nonconformance to Product specifications set forth in the Drug Authorization; (b) adulteration or misbranding of the Product, or (c) Product not having been prepared in compliance with an applicable Legal Requirement. For a period of one (1) year following the Closing Date, Buyer will cause Buyer’s third-party logistics provider, wholesaler or distributor (each a “Service Provider”) to provide Seller with written reports, on a biweekly basis, detailing by distribution center, NDC number, lot number, expiration date and quantity such Service Provider’s inventory of Products.

(g)           While Buyer remains solely responsible for regulatory compliance relating to the Product following the Closing Date, during the time that the Product bears Seller’s name or NDC Number on the Product label or the Seller’s name is included on any written, printed, or graphic materials which reference the Product, Buyer must notify Seller, in writing, within twenty-four (24) hours of any inquiry or inspection by a Governmental Body that relates to the Product. Seller shall have the right to review and comment on any response prepared by Buyer to any such inquiry or inspection, be involved in any decision making process relating to the resolution of the matter and, if Seller requests, participate in any specific meetings or conversations with any Governmental Body concerning the Product.

(h)           For clarity, from and after the Closing Date, Buyer shall have sole discretion over the commercialization, marketing strategy, promotion, distribution and sale of the Product and shall independently determine and set prices for the Product, provided that the foregoing shall not limit either Party’s obligations to the other Party under this Agreement (including Section 5.4(g)).

5.3 Product Returns Not Related to a Recall.

(a)           Subject to Buyer’s financial responsibility for returns under Section 5.3(b), Seller will be responsible for processing returns of all finished Product packaged for commercial sale (“Finished Product”) for [***] days after the Closing Date. For the avoidance of doubt, the term “Finished Product” shall include Lot 18 Product. Effective on the [***] day following the Closing Date, all returns of Finished Product shall be sent to Buyer or its designee and Buyer or its designee will be responsible for processing returns of all Finished Product thereafter subject to Section 5.3(b). Returns will be processed by each Party in accordance with such Party’s returned goods policy, regardless of which Party made the corresponding original sale. The Parties will notify all customers of the foregoing change in trade return procedures no less than ten (10) Business Days prior to the end of the “Service Period” (as defined in the Transition Services Agreement). The Parties will work together in good faith to mutually agree on the form and content of such customer notice.

(b)           Solely for purposes of this Section 5.3, the term “Seller Finished Product” shall be deemed to exclude Lot 18 Product. For clarity, all other uses of, and/or references to, Seller Finished Product throughout this Agreement shall include Lot 18 Product. From and after the Closing Date, Buyer shall be financially responsible for all returns of Finished Product, other than returns of Seller Finished Product, and, shall cause its processor to process trade returns in accordance with Buyer’s normal returns procedures. Accordingly, Seller will provide to Buyer an invoice for all out-of-pocket costs actually incurred by Seller and its Affiliates with respect to returns of any Finished Product following the Closing Date (including amounts paid or credited by Seller and its Affiliates for such returns according to Seller’s standard returned goods policy), and Buyer will pay Seller such amount within thirty (30) days of receipt of such invoice. Seller

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

shall be financially responsible for all returns of Seller Finished Product. Accordingly, Buyer will provide to Seller an invoice for all out-of-pocket costs actually incurred, without markup, by Buyer and its Affiliates with respect to returns of any Seller Finished Product (including amounts paid or credited by Buyer and its Affiliates for such returns according to Buyer’s standard returned goods policy), and Seller will pay Buyer such amount within thirty (30) days of receipt of such invoice.

(c)           For any Finished Product that is returned to one Party but is the processing responsibility of the other Party pursuant to Section 5.3(a), the Party receiving such returned Finished Product will destroy, or cause to be destroyed, all such Finished Product. Each of Buyer and Seller shall destroy, or cause to be destroyed, all such returned Finished Product in a manner consistent with all Legal Requirements, and the costs of such destruction shall be reimbursed by the Party with processing responsibility for such Finished Product pursuant to Section 5.3(a).

(d)           From and after the Closing Date until the expiration date of the last lot of Seller Finished Product, for any Finished Product that is returned to one Party but is the processing responsibility of the other Party, the processing Party will, upon request, provide the other Party with a written report setting out all of the data elements listed in Schedule 5.3(d) (each a “Returns Report”) within ten (10) days of the request, and such returns shall be processed according to the processing Party’s then-current returned goods policy, which shall be commercially reasonable. For the avoidance of doubt, in the case of a customer dispute, the return quantities as listed on the Returns Report shall be considered final.

(e)           Neither Buyer nor Seller shall instruct, recommend or attempt to induce customers who have previously purchased any Finished Product from it to (i) return such Finished Product when that would not otherwise have been the case but for such Party’s instructions, recommendations or inducement or (ii) delay the return of such Finished Product.

5.4 Governmental Price Reporting.

(a)           “Governmental Price Reports” means (1) any and all data required to be reported relating to the Product under the Medicaid drug rebate program, including without limitation the Average Manufacturer Price (as defined at 42 U.S.C. § 1396r-8(k)(1)) (“AMP”) and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and (2) any and all data required to be reported relating to the Product(s) under state drug price reporting requirements. “PHS Price Reports” means any and all data required to be reported relating to the Product under a Pharmaceutical Pricing Agreement under section 340B of the Public Health Service (“PHS”) Act, 42 U.S.C. 256b.

(b)           Seller shall be solely and exclusively responsible for submitting all Governmental Price Reports in the Drug Data Reporting for Medicaid system for purposes of reporting the AMP and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and other required pricing data for all Product bearing an NDC of Seller. Beginning with the first full reporting period after the Closing Date occurs, Buyer shall be responsible for providing to Seller all Governmental Price Reports, including calculated AMP and Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and supporting data for these calculations, and other required data for Product bearing an NDC of Seller. Seller shall remain as the Centers for Medicare and Medicaid

Services (“CMS”) Technical, Invoice and Legal contacts for any Product bearing an NDC of Seller. Notwithstanding the foregoing, Buyer shall be solely and exclusively responsible for submitting all Governmental Price Reports for all Product bearing an NDC of Buyer.

(c)           From and after the Closing Date, Buyer shall be solely and exclusively responsible for submitting all PHS Price Reports for all Product regardless of which Party’s NDC the Product bears.

(d)           Seller acknowledges that Buyer will require certain information from Seller in order to submit the Governmental Price Reports after the Closing Date. Accordingly, Seller agrees that Seller shall provide to Buyer, within twenty-five (25) days after the end of the first full Calendar Quarter after the Closing Date and each calendar month after the Closing Date through the end of the first full Calendar Quarter after the Closing Date, relevant Product information, including Baseline AMPs, and the transactional data which Buyer reasonably deems necessary for each NDC of the Product for use in calculating AMP. All pricing data furnished by Seller pursuant to this subsection shall be provided in the same format that such data are provided by Seller to CMS in connection with Seller’s own Governmental Price Reports, or in a format otherwise mutually agreed upon by the Parties. For pricing and sales data that are required in order to submit Governmental Price Reports, but that are not themselves provided to the CMS, Seller will furnish that data in a format mutually agreed upon by the Parties. Without limiting the foregoing, any and all data furnished by Seller that are required for the reporting of the Product under the Medicaid drug rebate program pursuant to this subsection shall be certified to Buyer by Seller in the same format provided by Seller to CMS.

(e)           Without limiting the foregoing, Buyer agrees that, from and after the Closing Date until the first anniversary of the expiration date of the last lot sold bearing an NDC of Seller, Buyer shall provide to Seller, within twenty-five (25) days after the end of each reporting period, the Governmental Price Reports and other data for such Product reasonably requested by Seller for use by Seller in submitting such Governmental Price Reports in the Drug Data Reporting for Medicaid system for purposes of reporting the AMP and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)).

(f)            Each Party shall promptly notify the other Party upon discovery of any errors in or corrections to the data or other information provided pursuant to Section 5.4(b), (c), (d), or (e) above.

(g)           Buyer shall not make any changes in the wholesale acquisition cost of any Product(s) bearing Seller’s NDC without prior written approval of Seller.

(h)           Buyer shall notify Seller of the expiration date(s) of all lot(s) of Product bearing Seller’s NDC(s).

5.5 Seller Governmental Payments and Other Contractual Obligations.

(a)           Seller shall be solely and exclusively responsible for processing of any and all Medicaid rebates, including any state supplemental rebates, if applicable, payable for all Product bearing an NDC of Seller. Seller shall also be solely and exclusively responsible for payment of any and all Medicaid rebates, including any state supplemental rebates, if applicable, payable for all Product bearing an NDC of Seller for Medicaid utilization with dispense dates through [***]. Seller shall invoice Buyer for rebate payments made on behalf of Buyer, and Buyer shall pay the undisputed invoiced amounts within thirty (30) days of the receipt of such invoice.

(b)           Seller shall be solely and exclusively responsible for processing and payment of any and all chargeback claims and related fees payable under a PHS pharmaceutical pricing agreement for all Product bearing an NDC of Seller through [***] and providing the initial PHS prices within five (5) days of the Closing Date for the Product and the PHS prices for the two Calendar Quarters immediately following the Closing Date within thirty (30) days of the end of the applicable Calendar Quarters to Buyer. In the event Buyer does not have an existing PHS agreement, Seller shall continue to pay chargebacks for Product bearing an NDC of Seller. Except as set forth in the first sentence of this paragraph, Seller shall invoice Buyer for all actual documented chargeback claims and distributor chargeback fees on distributor invoices relating to all Product bearing an NDC of Seller shipped to a 340B program covered entity dated after the Closing Date, and Buyer shall pay Seller the undisputed amount of such invoice within thirty (30) days of receipt of such invoice. The Parties shall cooperate in good faith to equitably address and apply any PHS refunds obtained after the Closing Date.

(c)           Seller shall notify Buyer within ten (10) days of notice of any inspection, investigation or other inquiry by, or other material governmental notice or communication from CMS, the Department of Health and Human Services Office of the Inspector General, or any other Governmental Body relating to the manufacture, sale, marketing, promotion, distribution, or use of the Product or relating to any Governmental Price Reports submitted by Seller. This obligation extends to any subsequent revisions to such claims even if made after the Closing Date.

5.6 Buyer Governmental Payments and Other Contractual Obligations.

(a)           Buyer shall be solely and exclusively responsible for (i) reimbursement to Seller of any and all Medicaid rebates for all Product bearing an NDC of Seller sold by Buyer after the Closing Date except as provided in Section 5.5(a); (ii) payment and processing of any and all Medicaid rebates payable for all Product bearing an NDC of Buyer; and (iii) notifying Seller of any state supplemental contracts for the Product bearing Seller NDC in effect after the Closing Date.

(b)           Buyer shall be solely and exclusively responsible for payment of PHS chargeback claims and related fees on (i) distributor invoices for Product bearing an NDC of Seller sold by Buyer after the Closing Date except as provided in Section 5.5(b) and (ii) payment and processing of PHS chargeback claims and related fees on any Product bearing an NDC of Buyer.

5.7 Processing and Payment of Customer Contracts (Commercial Chargebacks). Seller shall use commercially reasonable efforts to terminate all contracts providing for the payment of chargebacks and associated contracted fees with respect to the Product(s) (“Chargeback Contracts”) effective as of the [***] day following the Closing Date. Seller shall not assign to Buyer, and Buyer shall not assume, any of the Chargeback Contracts. Seller shall process all chargeback claims and associated contracted fees related to the Product

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

by distributors with a distributor invoice to the chargeback customer (“Distributor Invoice”) on dates up to and including the contract termination date for each such Chargeback Contract (the “Chargeback Contract Termination Date”). Seller shall be financially responsible for all chargeback claims and associated contracted fees related to Product sold by distributors with Distributor Invoice dates up to and including the Closing Date. With respect to chargeback claims and associated contracted fees related to Product sold by distributors with Distributor Invoice dates after the Closing Date and through the Chargeback Contract Termination Date, Seller shall be financially responsible for such claims and chargeback fees to the extent that such claims and chargeback fees do not relate to more than an aggregate of [***], and Buyer shall be financially responsible with respect to all other such claims and fees. Seller shall not process and shall not be financially responsible for any chargeback claims and associated chargeback fees related to Product sold by distributors with Distributor Invoice dates after such Chargeback Contract Termination Date, and Buyer shall or shall cause its distributor(s) to process and be financially responsible for all chargeback claims and associated contracted fees related to Product sold by distributors with Distributor Invoice dates after such Chargeback Contract Termination Date. Seller shall invoice Buyer for chargeback claims and associated chargeback fees that are processed by Seller but are the financial responsibility of Buyer, and Buyer shall pay Seller the amount of such invoice within thirty (30) days of receipt of such invoice. Notwithstanding anything to the contrary in this Section 5.7, Seller shall have no processing or financial responsibility with respect to chargeback claims and associated chargeback fees related to Product that does not bear Seller’s NDC.

5.8 Use of Seller Trade Dress.

(a)           As of the Closing Date, Seller hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the Seller Trade Dress, solely to the extent necessary to allow the Buyer to distribute and sell Product labeled with Seller Trade Dress as of the Closing and use any other Purchased Assets containing the Seller Trade Dress in accordance with the terms of this Agreement (the “Seller Trade Dress License”). Buyer acknowledges that the Seller Trade Dress License is being granted solely for transitional purposes and that Buyer shall use all commercially reasonable best efforts to cease its use of the Seller Trade Dress as quickly as is reasonably possible after the Closing Date. Notwithstanding the foregoing, the Seller Trade Dress License will terminate on exhaustion of any Inventory labeled with Seller Trade Dress.

(b)           Buyer shall not (i) add any other labels or marks to, or otherwise alter, the Seller Trade Dress as used by the Seller as of the Closing Date (except as required by Legal Requirement); (ii) change in any way the style of the Seller Trade Dress as used by the Seller as of the Closing Date; or (iii) otherwise use the Seller Trade Dress in any manner other than as specifically provided in this Section 5.8. Buyer acknowledges Seller’s (or its Affiliates’) ownership of the Seller Trade Dress, shall do nothing inconsistent with such ownership, agrees that all use of the Seller Trade Dress by Buyer shall inure to the benefit and be on behalf of the Seller (or its Affiliates), and agrees not to challenge Seller’s (or its Affiliates’) title to the Seller Trade Dress. Nothing in this Agreement shall give Buyer any right, title or interest in the Seller Trade Dress other than the right to use the Seller Trade Dress strictly in accordance with this Section 5.8. All use of the Seller Trade Dress by Buyer under this Section 5.8 shall conform to the standards followed by the Seller (or its Affiliates) prior to the Closing Date, and upon

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

reasonable notice to Buyer, Seller (or its Affiliates) shall have the right to review the standards used by Buyer after the Closing Date to ensure Buyer’s compliance with this requirement related to the Seller Trade Dress.

(c)           Except as expressly provided under this Section 5.8, Buyer shall not have the right to, and shall not, sublicense, assign, pledge, grant or otherwise encumber or transfer to any Third Party any rights licensed by the Seller (or its Affiliates) to Buyer under this Section 5.8 without the Seller’s prior written consent. The Parties understand and agree that, in addition to all other legal remedies, Seller (and each of its Affiliates) shall be entitled to seek immediate injunctive relief in order to enforce the terms of this Section 5.8, and Buyer agrees (i) not to oppose the imposition of such injunctive relief on any grounds whatsoever, and (ii) to use all commercially reasonable efforts to waive any requirement that Seller post bond or other security in connection with the imposition of such relief. If Buyer shall breach this Section 5.8 (whether or not cured), Seller shall have the right to immediately terminate the Seller Trade Dress License by providing written notice to Buyer.

5.9 Liability for Taxes. Seller shall be responsible for and pay all Taxes arising or resulting from the ownership or use of the Purchased Assets on or prior to the Closing Date.

5.10                Seller Accounts Receivable. Buyer agrees to deliver to Seller the full amount of any payments received by or on behalf of Buyer (including but not limited to negotiable instruments, which shall be endorsed to the order of Seller) with respect to any and all Accounts Receivable, within thirty (30) days following the end of the calendar month in which such receipt occurs. In the case of the receipt by Buyer of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, retained by Buyer. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Buyer for any period after the Closing Date, then Seller shall, within thirty (30) days following the end of the calendar month in which such receipt occurs and subject to the provisions of the Transition Services Agreement, including Section 3 and Annex A thereof, remit the full amount of such payment to Buyer. In the case of the receipt by Seller of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Buyer.

5.11                Non-Competition Covenants.

(a)           From the Closing until the earlier to occur of (a) the [***] anniversary of the Closing Date, (b) payment by Buyer of both Deferred Payments, or (c) permanent revocation of the Drug Authorization by the FDA, neither Buyer nor any Affiliate of Buyer shall, directly or indirectly, engage in the commercialization of any AB-rated generic pharmaceutical product to Tussionex® (a “Competing Product”); provided, that the foregoing will not prevent Buyer or any Affiliate of Buyer from participating or engaging in any activity, or holding any interest in, or otherwise dealing with, any Person, where such participation, engagement, holding or dealing does not primarily relate to a Competing Product. For clarity, in the event Buyer has paid both Deferred Payments at any time, the restrictions in the foregoing sentence shall have no further effect and Buyer shall be permitted to engage in the commercialization of any Competing

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Product.

(b)           Without the express prior written consent of Buyer, Seller shall not, at any time during the period commencing on the Closing Date and ending on the [***] anniversary of the Closing Date, (i) directly or indirectly, engage in the commercialization of a Competing Product; provided, that the foregoing will not prevent Seller from participating or engaging in any activity, or holding any interest in, or otherwise dealing with, any Person, where such participation, engagement, holding or dealing does not primarily relate to a Competing Product; or (ii) attempt to induce any employee of Buyer (or of any Affiliate of Buyer) to terminate his or her employment with Buyer (or with any Affiliate of Buyer), or attempt to interfere with the relationship or prospective relationship (in either case, related primarily to the Product) between Buyer (or any Affiliate of Buyer) and any creditor, licensee, customer, prospective customer, employee or other party.

(c)           Each Party hereby acknowledges and agrees that in the event of any breach of this Section 5.11 by such Party, the other Party may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate such injured Party. Accordingly, each Party agrees that the other Party may seek to enforce this Section 5.11 by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that such Party may have for a breach of this Section 5.11.

(d)           Recognizing the specialized nature of commercializing the Product, Seller and Buyer each acknowledges and agrees that the duration, geographic scope and activity restrictions of the covenants set forth in this Section 5.11 are reasonable. In the event that the covenants set forth in this Section 5.11 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable Legal Requirement in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Legal Requirement.

5.12                Reporting and Recordkeeping Requirements; Audit Rights.

(a)           Not later than forty-five (45) days after the end of each calendar month until both Deferred Payments have been made by Buyer, Buyer shall deliver to Seller a monthly report setting forth the Net Sales for such month.

(b)           Buyer shall, and shall cause its Affiliates to, maintain complete and accurate books and records in connection with the sale of the Product, as necessary to allow the accurate calculation of Net Sales of the Product and compliance with Buyer’s obligations hereunder, and Buyer shall maintain such books and records, or cause such books and records to be maintained, for a period of at least three (3) years after the end of the Calendar Year in which they were generated, or for such longer period as may be required by applicable Legal Requirements. From and after the Closing, Buyer shall include provisions in all of its agreements entered into after Closing and shall use commercially reasonable efforts with respect to its existing agreements to cause Selling Persons to maintain books and records consistent with those required under this Section 5.12(b) by Buyer and its Affiliates. For purposes of this Agreement, “Selling Person” means Buyer, each of its Affiliates and each (i) licensee, sublicensee, assignee or other grantee of

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

rights from Buyer or any of its Affiliates or another Selling Person to Exploit the Product or (ii) Affiliate of the foregoing.

(c)           Upon not less than thirty (30) days’ written notice to Buyer, Seller shall have the right, but not more than once per Calendar Year, to engage an independent certified public accounting firm reasonably acceptable to Buyer to examine the books and records specified in Section 5.12(b) as may be reasonably necessary to determine or verify the amount of Net Sales per calendar month or to obtain information as to Deferred Payments payable in the case of failure to report or pay pursuant to the terms of this Agreement; provided, however, that any such examination shall not cover records of any calendar month previously subject to an audit under this Section 5.12(c). Such accounting firm shall conduct such examination, and Buyer shall make such books and records available, during normal business hours at the facility(ies) where such books and records are maintained. The independent accounting firm will prepare and provide to each Party a written report for the calendar months in question, which each Party shall accept as determinative stating whether the reports submitted pursuant to Section 5.12(a) are correct or incorrect, any required corrections thereto, and the amounts of any Deferred Payments payable under this Agreement. Seller shall be responsible for the expenses of the independent certified public accounting firm, except that Buyer shall promptly reimburse Seller for such expenses if such firm determines that Buyer underreported Net Sales of the Product and such underreporting of Net Sales resulted in or contributed to Buyer’s failure to make a Deferred Payment when due under this Agreement.

Notwithstanding anything to the contrary herein, the Parties agree that Buyer’s obligation under subsection (b) and (c) above shall expire and terminate when both Deferred Payments have been made by Buyer.

5.13                Commercialization; Compliance with Legal Requirements. From the Closing until the payment by Buyer of both Deferred Payments, Buyer (a) shall use, and cause its Affiliates to use, Commercially Reasonable Efforts to market, distribute and sell the Product in the United States and (b) shall comply, cause its Affiliates to comply, and use Commercially Reasonable Efforts to cause Third Parties responsible for such activities to comply with all Legal Requirements applicable to the Exploitation of the Product in the United States. Upon the occurrence of any material breach by Buyer or any of its Affiliates of Section 5.11 or this Section 5.13 and the failure by Buyer to cure such breach within thirty (30) days following Buyer’s receipt of written notice of such breach from Seller (the “Cure Period”), and notwithstanding any other remedies Seller may have under this Agreement or otherwise, then both Deferred Payments (without regard to whether otherwise payable pursuant to Section 2.2(c), but only if previously unpaid) shall, upon expiration of the Cure Period, become immediately due and payable.

5.14                Effectiveness of the Termination Agreement. Buyer and Seller shall cause the Termination Agreement to become effective immediately following the execution of this Agreement.

ARTICLE 6

INDEMNIFICATION; REMEDIES

6.1 Survival. The representations, warranties, covenants, and agreements in this Agreement will survive the Closing, subject to Section 6.4.

6.2 Indemnification by Seller. Subject to the other provisions of this ARTICLE 6, Seller will indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, equity holders and agents (collectively, the “Buyer Indemnified Parties”) for any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Damages”), to the extent caused by or arising from (a) any breach of any representation or warranty of Seller in this Agreement; (b) any breach of any covenant, obligation or agreement of Seller in this Agreement or the Confidentiality Agreement; (c) any liability or obligation arising out of or relating to a breach by Seller of the Assigned Contracts that occurred prior to the Closing; (d) any liability or obligation of Seller or any of its Affiliates related to the Purchased Assets other than the Assumed Liabilities; (e) any Proceeding by a Third Party resulting, in whole or in part, from the manufacture, packaging, labeling, promotion, distribution, transportation, release, storage, recall or sale of the Product by or on behalf of Seller on or before the Closing Date or the use by patients of Product released or sold by or on behalf of a Seller on or before the Closing Date, provided, however, that Seller shall not be obligated under clauses (d) or (e) of this Section 6.2 with respect to any indemnity claim to the extent that any Damages are caused by or arise from (i) the manufacture, packaging, labeling, promotion, distribution, transportation, storage, sale or other Exploitation of the Product by or on behalf of any Selling Person on or after the Closing Date or the use by patients of Product sold by or on behalf of any Selling Person on or after the Closing Date or (ii) any failure, at the time delivered, of Product delivered by Buyer or any of its Affiliates under the Development and Manufacturing Agreement, to have been manufactured by or on behalf of Buyer or any of its Affiliates in compliance with the Drug Authorization and all applicable Legal Requirements.

6.3 Indemnification by Buyer. Subject to the other provisions of this ARTICLE 6, Buyer will indemnify and hold harmless Seller and Seller’s Affiliates and their respective officers, directors, employees, equity holders and agents (collectively, the “Seller Indemnified Parties”) for any Damages (other than, with respect to clause (d) of this Section 6.3, the failure of Seller to receive Deferred Payments), to the extent caused by or arising from (a) any breach of any representation or warranty of Buyer in this Agreement; (b) any breach of any covenant, obligation or agreement of Buyer or any of its Affiliates in this Agreement or the Confidentiality Agreement; (c) any Assumed Liability; (d) any Proceeding by a Third Party resulting or arising, in whole or in part, from the manufacture, packaging, labeling, promotion, distribution, transportation, release, storage, recall or sale of the Product by or on behalf of Buyer after the Closing Date or the use by patients of Product released or sold by or on behalf of Buyer after the Closing Date; (e) any Third Party claim resulting or arising, in whole or in part, from any failure, at the time delivered, of Product delivered by Buyer or any of its Affiliates under the Development and Manufacturing Agreement to have been manufactured by or on behalf of Buyer or any of its Affiliates in compliance with the Drug Authorization and all applicable Legal Requirements; or (f) any Third Party claim resulting or arising, in whole or in part, from the use by patients of Product released or sold by or on behalf of Seller on or before the Closing Date and such Damages are caused by or arise from any failure, at the time delivered, of Product delivered by Buyer or any of its Affiliates under the Development and Manufacturing Agreement to have been manufactured by or on behalf of Buyer or any of its Affiliates in compliance with the Drug Authorization and all applicable Legal Requirements.

6.4 Time Limitations. Except with respect to fraud committed with the intent to deceive by or on behalf of Seller, no Party will be entitled to indemnification under this ARTICLE 6 with respect to the breach of any representation or warranty in this Agreement, unless, on or before the [***] of the Closing Date, such Party notifies the other Party in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the notifying Party; provided, however, that the time limitations of this Section 6.4 shall not apply to the representations and warranties of Seller contained in Sections 3.1, 3.2(a), 3.3 and 3.11 or the representations and warranties of Buyer contained in Sections 4.1, 4.2(a) and 4.3. For the avoidance of doubt, the Parties hereby acknowledge and agree that the survival period set forth in this Section 6.4 is a contractual statute of limitations and any claim brought pursuant to this ARTICLE 6 must be brought or filed prior to the expiration of the applicable survival period.

6.5 Limitations on Amount.

(a)           Seller will have no liability under this ARTICLE 6 with respect to the matters described in clause (a) of Section 6.2 (each such claim a “Seller Indemnifiable Claim”) unless and until the aggregate amount of all Seller Indemnifiable Claims exceeds[***] percent ([***]%) of the Upfront Payment (the “Seller Deductible Amount”), in which case Seller shall be liable for the aggregate amount of all Seller Indemnifiable Claims in excess of the Seller Deductible Amount; provided, however, that Seller will have no liability under this ARTICLE 6 for any individual or series of related Seller Indemnifiable Claims that do not exceed [***], and any such claims shall not be counted towards the Seller Deductible Amount. In addition, Seller will have no liability under this ARTICLE 6 with respect to the matters described in clause (a) of Section 6.2 once the aggregate dollar amount of all Damages indemnified under Section 6.2 equals [***] percent ([***]%) of the Upfront Payment and shall have no liability under this ARTICLE 6 with respect to the matters described in clause (b) of Section 6.2 once the aggregate dollar amount of all Damages indemnified under Section 6.2 equals [***] percent ([***]%) of the Upfront Payment.

(b)           Buyer will have no liability under this ARTICLE 6 with respect to the matters described in clause (a) of Section 6.3 (each such claim a “Buyer Indemnifiable Claim”) unless and until the aggregate amount of all Buyer Indemnifiable Claims exceeds [***] percent ([***]%) of the Upfront Payment (the “Buyer Deductible Amount”), in which case Buyer shall be liable for the aggregate amount of all Buyer Indemnifiable Claims in excess of the Buyer Deductible Amount; provided, however, that Buyer will have no liability under this ARTICLE 6 for any individual or series of related Buyer Indemnifiable Claims that do not exceed [***], and any such claims shall not be counted towards the Buyer Deductible Amount. Buyer will have no liability under this ARTICLE 6 with respect to the matters described in clause (a) of Section 6.3 once the aggregate dollar amount of all Damages indemnified under Section 6.3 equals [***] percent ([***]%) of the Upfront Payment and shall have no liability under this ARTICLE 6 with respect to the matters described in clause (b) of Section

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

6.3 once the aggregate dollar amount of all Damages indemnified under Section 6.3 equals [***] percent ([***]%) of the Upfront Payment.

6.6 Procedure for Indemnification.

(a)           All claims for indemnification by a Buyer Indemnified Party or a Seller Indemnified Party (collectively, the “Indemnified Persons”) pursuant to this ARTICLE 6 shall be made in accordance with the provisions of this Agreement.

(b)           If a Third Party asserts that an Indemnified Person is liable to such Third Party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this ARTICLE 6 (a “Third Party Claim”), then such Indemnified Person may make a claim for indemnification pursuant to this ARTICLE 6 and shall be reimbursed in accordance with the applicable provisions of this Agreement for any such Damages for which it is entitled to indemnification pursuant to this ARTICLE 6 (subject to the right of the indemnifying Party to dispute the Indemnified Person’s entitlement to indemnification under the applicable terms of this Agreement).

(c)           The Indemnified Person shall give prompt written notification to Seller or Buyer, as the case may be, of the commencement of any Proceeding relating to a Third Party Claim for which indemnification pursuant to this ARTICLE 6 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying Seller or Buyer, as the case may be, shall relieve Seller or Buyer, as the case may be, of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within thirty (30) days after delivery of such notification, Seller or Buyer, as the case may be, may, upon written notice thereof to the Indemnified Person, assume control of the defense of such Proceeding provided Seller or Buyer, as the case may be, acknowledge(s) in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such Proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this ARTICLE 6. If neither Seller nor Buyer, as the case may be, so assumes control of such defense, the Indemnified Person shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Proceeding and the defense thereof. The Indemnified Person shall not agree to any settlement of such Proceeding without the prior written consent of Seller or Buyer, as the case may be, which shall not be unreasonably withheld. Neither Seller nor Buyer, as the case may be, shall agree to any settlement of such Proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

(d)           A claim for indemnification for any matter not involving a Third Party Claim may be asserted by prompt written notice specifying the factual basis of that claim in reasonable detail to the Party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying Party shall not preclude the indemnified Party from any indemnification which it may claim in accordance with this ARTICLE 6 except to the extent that the indemnifying Party can demonstrate actual prejudice to its defenses or counterclaims or otherwise, or increased or aggravated Damages as a result of such failure.

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

6.7 Satisfaction and Treatment of Indemnity Payments.

(a)           In the event that Seller is required to provide indemnification hereunder to any Buyer Indemnified Parties, such indemnification obligation shall be paid to Buyer (for further distribution between Buyer and other Buyer Indemnified Parties, as appropriate). Any payment made to Buyer pursuant to this ARTICLE 6 shall be treated for Tax purposes as a reduction in the Purchase Price unless otherwise required by applicable Legal Requirement.

(b)           In the event that Buyer is required to provide indemnification hereunder to Seller Indemnified Parties, such indemnification obligation shall be paid to Seller (for further distribution between Seller and other Seller Indemnified Parties, as appropriate). Any payment made to Seller pursuant to this ARTICLE 6 shall be treated for Tax purposes as an increase in the Purchase Price unless otherwise required by applicable Legal Requirement.

6.8 Certain Other Limitations.

(a)           Damages Net of Insurance. Notwithstanding anything to the contrary in this Agreement, the amount of any Damages for which indemnification is provided under this ARTICLE 6 shall be net of any actual cash insurance recoveries. A Party shall use commercially reasonable efforts to seek an insurance recovery. If a Party obtains a recovery, the Party’s indemnity claim shall not be offset to the extent of the Party’s expenses in obtaining such recovery. An insurer who is otherwise obligated to pay a claim is not relieved of the responsibility with respect to the claim and has no subrogation rights with respect to the claim, in either instance, solely by virtue of the indemnification provisions of this ARTICLE 6. A Party that provides indemnification hereunder is subrogated to the rights of an Indemnified Person upon payment of the relevant indemnity claim.

(b)           Knowledge. To the Knowledge of Buyer and to the Knowledge of Seller as of the Closing Date, there are no facts or circumstances that would serve as the basis for a claim by Buyer or Seller, respectively, against the other Party based upon a breach of any of the representations, warranties, covenants and agreements of Seller contained in this Agreement.

(c)           No Consequential Damages, etc. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL ANY PARTY HERETO OR ITS AFFILIATES BE LIABLE OR RESPONSIBLE TO ANY OTHER PARTY HERETO FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY CLAIMS FOR DAMAGES BASED UPON LOST REVENUES OR PROFITS, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EXCEPT WITH RESPECT TO ANY INDEMNIFICATION CLAIM UNDER SECTION 6.2 OR SECTION 6.3 FOR DAMAGES ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM. FOR CLARITY, THIS SECTION 6.8(C) SHALL NOT BE CONSTRUED OR DEEMED TO LIMIT, IN ANY WAY, SELLER’S RECOVERY OF THE DEFERRED PAYMENTS AS PROVIDED UNDER THIS AGREEMENT.

6.9 Indemnification Exclusive Remedy. Buyer and Seller acknowledge and agree that, subject to any rights or remedies expressly set forth herein including in Section 2.2, Section 5.12 and Section 5.13, their sole and exclusive remedy with respect to any and all Damages relating to the subject matter of this Agreement, or otherwise regarding the transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE 6. In furtherance of the foregoing, and subject to any rights or remedies expressly set forth herein, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller in law or equity, except such rights, claims and causes of action based upon Buyer’s right to indemnification under this Agreement, and Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Buyer in law or equity except such rights, claims and causes of action based upon Seller’s rights to indemnification under this Agreement; provided, however, that in addition to such indemnification and any rights or remedies expressly set forth herein, the Parties may seek equitable remedies, including specific performance in accordance with applicable Legal Requirements or seek any remedy on account of any fraud committed with the intent to deceive by any Party hereto.

ARTICLE 7

GENERAL PROVISIONS

7.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

7.2 Public Announcements. The Parties shall make a joint public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby, which shall be issued promptly after the Closing Date. The Parties shall work together in good faith to mutually agree upon the form and content of the joint press release within fourteen (14) days of the Closing Date.

7.3 Confidentiality. The Parties to this Agreement acknowledge that Buyer and Seller have previously entered into the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms; provided that after the Closing Date, (a) Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Seller to maintain in confidence and, not use to the detriment of the other Party any written, oral, or other information obtained in confidence from the other Party in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party or (ii) the furnishing or use of such information is required by or necessary or appropriate in connection with an applicable Legal Requirement or any Proceeding. To the extent of any conflict between the terms of this Section 7.3 and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

7.4 Notices. All notices and other communications provided for hereunder shall be in writing, shall specifically refer to this Agreement, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes (a) three (3) Business Days after being mailed by first class certified or registered mail, postage prepaid, (b) the next Business Day after being sent by nationally recognized overnight courier for next Business Day delivery, (c) when personally delivered, or (d) when made by telecopy, facsimile or e-mail transmission (with confirmation of receipt) during the normal business hours of the recipient.

If to Seller:	Cornerstone BioPharma, Inc.
c/o Chiesi USA, Inc.
1255 Crescent Green Drive, Suite 250
Cary, NC 27518
Facsimile: (888) 669-9723
E-mail: [***]
Attn: Legal Affairs

with a courtesy copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Fax: (919) 821-6800
E-mail: [***]
Attention: David B. Clement

If to Buyer or Neos Therapeutics, L.P.:	Neos Therapeutics, Inc.
2940 Texas 360 #100
Grand Prairie, TX 75050
Fax: (972) 394-4359
E-mail: [***]
Attn: Richard Eisenstadt

with a courtesy copy (which shall not constitute notice) to:
Cooley LLP
11951 Freedom Drive
Reston, VA 20190
Fax: 703-456-8100
Email: [***]
Attn: Kenneth J. Krisko, Esq.

*              Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

7.5 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.6 Waiver. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in ARTICLE 6. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by a Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on a Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.7 Entire Agreement and Modification. Except for the Confidentiality Agreement, which remains in full force and effect, this Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or modified except by a written agreement duly executed by each of the Parties hereto.

7.8 Disclosure Letter. The information and disclosures in the Disclosure Letter are intended only to qualify and limit the representations and warranties of Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties. The section numbers in the Disclosure Letter correspond to the Section numbers in this Agreement; provided, however, that any information disclosed therein under any Section number shall be deemed to be disclosed and incorporated in any other section of this Agreement where the applicability of such disclosure would be reasonably apparent under the circumstances. Capitalized terms used but not defined in the Disclosure Letter shall have the same meanings given them in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

7.9 Assignments, Successors and No Third-Party Rights. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and assigns of the Parties, and Buyer (and any assignee of Buyer) agrees to cause any assignee of Buyer or of such assignee to acknowledge to Seller in writing its obligation to make Deferred Payments hereunder. Subject to the provisions of this Section 7.9, each Party may assign, transfer or convey this Agreement, in whole or in part, or any of its rights or obligations under this

Agreement to its Affiliate or to a Third Party without the consent of the other Party. Prior to payment by Buyer of both Deferred Payments, in connection with any sale, transfer or other disposition of all or substantially all of Buyer’s assets or business, whether direct or indirect, by purchase, merger, consolidation or otherwise or the sale or assignment of all of Buyer’s (or its assignee’s or Affiliate’s) rights in the Product, such Buyer (or its assignee) shall assign this Agreement and its rights, together with its obligations hereunder (including the obligation to make Deferred Payments); for the avoidance of doubt, the foregoing shall not apply to (a) any grant of any license, distribution, marketing or other similar development or commercial right in and to the Product or (ii) any debt or other transaction in which Buyer grants a security interest in the Product and/or assigns its right to receive proceeds from sales of the Product or grant a security interest in such right to receive proceeds of sales in the Product to one or more Third Parties providing financing to Buyer pursuant to the terms of a security or other agreement related to such financing (e.g., for purposes of a royalty financing arrangement), it being acknowledged and agreed that, notwithstanding any such arrangement, Buyer shall remain obligated to make any required Deferred Payments hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

7.10                                                Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11                                                Section Headings; Construction; Conflicts. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All bare references to “Section” or “Sections” without the accompanying words “of the Disclosure Letter” refer to the corresponding Section or Sections of this Agreement. All references to “hereof,” “hereto,” “hereunder,” and “herein” shall refer to this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All currency amounts referred to in this Agreement are in United States Dollars unless otherwise specified. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of any Other Transaction Document, the provisions of this Agreement shall prevail.

7.12                                                Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.13                                                Waiver of Bulk Sales. The Parties waive compliance with any bulk sales law or similar law in connection with the consummation of the transactions contemplated herein.

7.14                                                Governing Law; Certain Costs and Expenses. All matters arising out of or relating to this Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles. The non-prevailing Party in any Dispute shall bear and pay the reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the substantially prevailing Party in connection with resolving such Dispute, however resolved.

7.15                                                Jurisdiction and Venue; Waiver of Jury Trial. The state courts of the State of New York or the federal courts located within the Southern District of the State of New York shall have jurisdiction over any and all disputes between the Parties, whether in law or equity and whether based on contract, tort or otherwise, arising out of or relating to this Agreement, the Other Transaction Documents and the agreements, instruments and documents contemplated hereby and thereby, and the Parties consent to and hereby submit to the jurisdiction of such courts. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. The Parties hereby agree that mailing of process or other papers in connection with any Proceeding in any such court in the manner provided in Section 7.4 (Notices), or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in such manner. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

7.16                                                Execution of Agreement; Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of executed signature pages by facsimile transmission or by e-mail transmission in portable document format (.pdf), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by e-mail in portable document format (.pdf), or similar format, shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the Closing Date.

CORNERSTONE BIOPHARMA, INC.

	By:	/s/ Ken McBean
	Name:	Ken McBean
	Title:	President

NEOS THERAPEUTICS, INC.

	By:	/s/ Vipin K. Garg, Ph.D.
	Name:	Vipin K. Garg, Ph.D.
	Title:	President and CEO

Acknowledged and agreed:

NEOS THERAPEUTICS, L.P.

By: PharmaFab Texas, LLC, its general partner

By:	/s/ Vipin K. Garg, Ph.D.
Name:	Vipin K. Garg, Ph.D.
Title:	Manager

[Signature Page to Asset Purchase Agreement]

Schedule 2.2(b)

Estimated Inventory

Inventory

				NEOS
API	Item	Lot#	Exp	Inventory	Unit Cost	Ttl Cost
CHLORPHENIRAMINE POLISTIREX	200-02	617F-1328-M003	7/11/2016	22.492	$229.39	$5,159.44
CHLORPHENIRAMINE POLISTIREX	200-02	617F-1328-M004	7/11/2016	23.119	$229.39	$5,303.27
CHLORPHENIRAMINE POLISTIREX	200-02	617F-1328-M005	7/12/2016	23.078	$229.39	$5,293.86
CHLORPHENIRAMINE POLISTIREX	200-02	617F-1328-M006	7/24/2016	22.958	$229.39	$5,266.34
CHLORPHENIRAMINE POLISTIREX	200-02	617F-1328-M007	7/25/2016	22.997	$229.39	$5,275.28
CHLORPHENIRAMINE POLISTIREX	200-02	617F-1328-M008	7/25/2016	23.004	$229.39	$5,276.86
CHLORPHENIRAMINE POLISTIREX	200-02	617F-1328-M009	7/25/2016	21.021	$229.39	$4,821.96
				158.669		$36,397.01
HYDROCODONE POLISTIREX	200-01	617D-1332-L003	8/8/2016	37.597	$1,488.37	$55,958.25
HYDROCODONE POLISTIREX	200-01	617D-1332-L005	8/12/2016	35.390	$1,488.37	$52,673.41
HYDROCODONE POLISTIREX	200-01	617D-1332-L007	8/14/2016	32.021	$1,488.37	$47,659.10
HYDROCODONE POLISTIREX	200-01	617D-1332-L013	9/18/2013	34.794	$1,488.37	$51,786.64
HYDROCODONE POLISTIREX	200-01	617D-1332-L014	9/19/2016	34.994	$1,488.37	$52,084.02
				174.80		$260,161.42

WIP	Item	Lot#	Exp		Unit Cost	Ttl Cost
2000L	CRTX-067	3P016		4,049	$9.76	$39,503.03
2000L	CRTX-067	3P019		4,059	$9.64	$39,142.13
2000L	CRTX-067	3P021		4,069	$9.52	$38,735.67
				12,177		$117,380.83

Finished Good	Item	Lot#	Exp		Unit Cost	Ttl Cost
2448620016	CRTX-067	3P018C	10/31/2015	1,043	$—	$—
2448620016	CRTX-067	3P020C	11/30/2015	4,062	$—	$—
				5,105		$—
					Inventory	$413,939.26

Schedule 2.2(c)(z)

Seller Existing Liabilities

Description of Liability	Amount

Sept-Dec 2013 Profit Share (Neos)	$167,433
Q1 2014 Profit Share (Neos)	123,418
Q2 2014 Profit Share (Neos)	(22,814)
July Profit Share	20,360

Stability Program	39,018
Aristos Labels	27,003
Total Seller Liabilities to Neos	$354,418

Schedule 2.4

Estimated Closing Date Net Profits

Aug-14

Gross sales	65,088

Net sales per GM report	31,893
Standard COGS	(4,789)
Obsolete inventory/scrap
Distribution (up to 1.7% of gross)	(1,106)
Gross profit before profit sharing	25,998

CRTX operating costs ($1.26/unit)	—
Licensing & reporting fees ($96/mo.)	(87)
Marketing expenses ($15,455/mo.)	(13,959)
Contribution margin before profit sharing	11,589
33% Profit Share	3,863
Units sold	288

Amount owed to NEOS Therapeutics, L.P.: $3,863.00

Schedule 5.3(b)

Seller Finished Product

Lots	Exp date	Qty Recvd	Date Rcvd
3P008C	6/30/2015	3,908	9/17/2013
3P009C	6/30/2015	3,912	9/17/2013
3P010C	7/31/2015	3,903	9/18/2013
3P011C	9/30/2015	4,068	11/7/2013
3P012C	9/30/2015	4,063	11/7/2013
3P014C	10/31/2015	3,991	2/21/2014
3P017C	10/31/2015	3,978	2/21/2014
3P018C	10/31/2015	4,073	2/17/2014
	TTL	35,958

Schedule 5.3(d)

Returns Report Data Elements

Each Returns Report shall include the data elements set forth below for all returns of Product:

1.              NDC Number

2.              Lot Number

3.              Quantity Requested

4.              Quantity Returned

5.              Unit Price Requested

6.              Unit Price Credited

7.              Extended Price Requested

8.              Extended Price Credited

9.              Third Party Return Processor (if any)

10.       Customer (Pharmacy/ Retailer)

11.       Wholesaler

12.       Company Initiating Request

13.       Date of Request

14.       Date Product Returned

15.       Date Credit Issued

16.       Party Credit Issues to

17.       Debit Memo #

18.       RA# provided (if any)

Exhibit A

Form of Termination Agreement

[NEOS LETTERHEAD]

                             , 2014

Coating Place, Inc.

Attn:                    Tim Breunig, President

PO Box 930310

Verona, WI 53593

Cornerstone BioPharma, Inc.

Attn:                    Ken McBean, President and CEO

1255 Crescent Green Drive, Suite 250

Cary, NC 27518

Re:                             Termination of Development and Manufacturing Agreement

Dear Mr. Bruenig and Mr. McBean:

Termination

Through this letter (“Letter Agreement”), the Parties (as defined below) mutually agree to terminate, subject to the terms and conditions hereof and as applicable, those agreements set forth on Exhibit A, attached hereto. The Development Agreement and the Quality Agreement, as defined in Exhibit A, are collectively referred to as “Agreement”. Neos Therapeutics, L.P. (“Neos LP”), Neos Therapeutics, Inc. (“Neos Inc.”), CPI Technology, Inc., Coating Place, Inc. (“Coating Place” or “CPI”), Cornerstone BioPharma, Inc. (“Cornerstone”), and Chiesi USA, Inc. (“Chiesi”) are referred to in this Letter Agreement individually as a “Party” or in combination as the “Parties.” Except as otherwise specifically stated in this Letter Agreement, each of the agreements set forth on Exhibit A and all of their respective provisions shall be terminated as of the Effective Date.

Survival

As between Neos LP (and its affiliates) and Cornerstone (and its affiliates), the following provisions of the Development Agreement shall survive termination of the Development Agreement and remain in full force and effect with respect to the rights and obligations of each of Cornerstone and Neos LP: Sections 9.1-9.6, 9.9-9.13 (Intellectual Property); 10 (Confidential Information); 12 (Dispute Resolution); 13 (Indemnification) (but only with respect to Direct Costs arising out of or in connection with actions, suits, proceedings or claims by persons other than the Releasing Parties or Released Parties (collectively, “Third-Party Claims”)); 14 (Notices); 19 (Governing Law); and any definitions required to interpret the foregoing (collectively the “Surviving Provisions”); provided, however, for purposes of clarification, in no event shall any provisions of the Development Agreement remain in effect with respect to Coating Place (and its affiliates) whatsoever.

Release

Each Party, on behalf of itself and its respective assigns, successors, predecessors, directors, trustees, governors, officers, affiliates, subsidiaries, members, partners, shareholders, attorneys, employees and agents (each a “Releasing Party”), hereby releases and forever discharges the other Parties and the other Parties’ respective assigns, successors, predecessors, directors, trustees, governors, officers, affiliates, subsidiaries, members, partners, shareholders, attorneys, employees and agents (the “Released Parties”) from any and all actions, causes of action, claims or demands for damages, suits, debts, sums of money, accounts, costs, expenses, compensation, consequential damages, covenants, interest, liens, attorneys’ fees, or any other thing whatsoever, in law, equity or otherwise, whether now known or unknown or which have ever existed, now exist or which may exist in the future (except to enforce the terms of this Letter Agreement) which each Releasing Party, its assigns, successors, predecessors, directors, trustees, governors, officers, affiliates, subsidiaries, members, partners, shareholders, attorneys, employees and agents may have against the other Released Parties based upon or arising out of the Agreement and all other agreements being terminated hereunder, including, for the avoidance of doubt, any amounts of “Net Profits” payable under the Development Agreement (except with respect to: (a) Net Profits payable to Neos LP or its affiliates as otherwise agreed between Neos Inc. (and its affiliates) and Cornerstone (and its affiliates) under the Asset Purchase Agreement (defined below) and (b) certain amounts payable for work in process drug resin complex delivered to, and accepted by, Neos and owing to Coating Place by Neos under the Side Letter (as defined below)), which amounts have been agreed to by the relevant parties and satisfied prior to effectiveness of this Letter Agreement. Notwithstanding the foregoing, (a) Neos LP (and its affiliates) and Cornerstone (and its affiliates), do not release each other from any liability with respect to (i) Third-Party Claims or (ii) claims for breaches of the Surviving Provisions that occur on or after the Effective Date, and (b) the Parties do not release each other with respect to their obligations under this Letter Agreement, including, for the avoidance of doubt, Cornerstone’s obligations set forth under the headings “CPI Confidential Information” and “CPI IP”, below.

Conflicts

In connection with the termination of the Agreement, Neos LP and Coating Place have agreed to the payment terms set forth in the letter agreement between Neos LP and Coating Place, dated as of the date hereof (the “Side Letter”). It is a condition precedent to the effectiveness of this Letter Agreement that the Side Letter, the Supply Agreement (as defined below), that certain Asset Purchase Agreement between Cornerstone and Neos Inc., dated as of the date hereof (the “Asset Purchase Agreement”), and that certain Transition Services Agreement between Cornerstone and Neos Inc. dated as of the date hereof (the “Transition Services Agreement”) are executed and delivered by the applicable Parties immediately prior to the execution hereof. The

Parties agree that nothing in this Letter Agreement (including the releases granted in the preceding paragraph) shall affect the terms or enforceability of the Side Letter, the Asset Purchase Agreement, the Transition Services Agreement or that certain Supply Agreement between Neos Inc. and Coating Place, dated as of the date hereof (the “Supply Agreement”), and, in the event of a conflict between this Letter Agreement and any provision of any such agreement, the terms and conditions of such agreement shall prevail over this Letter Agreement.

CPI Confidential Information

The Parties acknowledge that certain of Coating Place’s confidential and proprietary information regarding the manufacture of drug resin complex for the Product (as defined in the Supply Agreement) are contained within the Chemistry, Manufacturing and Controls portion of the ANDA for the Product (“CPI Information”). The Parties acknowledge and agree that CPI has previously disclosed to Cornerstone or its affiliates (excluding, for the avoidance of doubt, Neos LP, Neos Inc., or any of their respective affiliates), or Cornerstone or its affiliates (excluding, for the avoidance of doubt, Neos LP, Neos Inc., or any of their respective affiliates) otherwise had access to, such CPI Information under the Development Agreement. Cornerstone, on behalf of itself and its affiliates, hereby agrees that it shall keep confidential, and shall not use in any manner whatsoever, the CPI Information. Cornerstone, on behalf of itself and its affiliates, hereby agrees that it shall keep confidential, and shall not use in any manner whatsoever, any other information previously disclosed in writing, orally, visually or in any other manner by CPI (or its affiliates) or otherwise made available to Cornerstone which CPI considers to be and treats as proprietary or confidential (collectively, the “CPI Confidential Information”); provided, however, that the CPI Confidential Information shall not include information that (i) at the time of disclosure was, or thereafter has become, generally available to the public other than as a result of, directly or indirectly, any violation of this Letter Agreement by Cornerstone (or its affiliates); (ii) at the time of disclosure was, or thereafter has become, available to Cornerstone (or any of its affiliates) on a non-confidential basis from a third party that is not and was not, at the time of disclosure, itself under any obligation of confidentiality or nondisclosure to Coating Place (or any of its affiliates) or any other person with respect to such information; (iii) by written evidence can be shown by Cornerstone (or any of its affiliates) to have been independently developed by or for Cornerstone (or any of its affiliates); or (iv) Cornerstone (or any of its affiliates) establishes by competent proof was in its possession at the time of disclosure by Coating Place (or any of its affiliates).

In the event that CPI Information or CPI Confidential Information is required to be disclosed by Cornerstone or (any of its affiliates) pursuant to applicable federal, state and local laws, rules, regulations, orders and requirements, Cornerstone (or its affiliates) may permissibly make such disclosure; provided, that, Cornerstone will provide CPI with prompt notice so that CPI may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section; provided, further, that, in the event that such protective order or other remedy is not obtained, or that CPI waives compliance in writing with the provisions of this Section, Cornerstone or its representatives will furnish only that portion of the CPI Confidential Information that is legally required to be disclosed (by judicial or similar process that would subject Cornerstone or its representatives to contempt or similar penalty for failure to disclose)

and will exercise best efforts to obtain reliable assurance that confidential treatment will be afforded to the CPI Confidential Information.

Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that the disclosure by Cornerstone (or any of its affiliates) of the CPI Confidential Information in the manner contemplated by Section 2.6(b) of the Asset Purchase Agreement is expressly permitted by and shall not constitute a violation of this Letter Agreement.

CPI IP

Cornerstone, on behalf of itself and its affiliates, acknowledges and agrees that it does not have, and never has had, any ownership rights in or to the CPI IP, and upon the Effective Date, shall not have any rights to use as a licensee or otherwise, the CPI IP. For purposes hereof, “CPI IP” means the CPI Registered IP and all applicable know-how and trade secrets of Coating Place (or its affiliates) related to the Product and the CPI Registered IP; “CPI Registered IP” means the CPI Patents and the CPI Patent Application, collectively; “CPI Patents” means U.S. Patent Number 8,343,546 and U.S. Patent Number 7,871,645; and “CPI Patent Application” means U.S. Patent Application Number 11/674,940.

Miscellaneous

Your signatures below and my signatures on behalf of Neos LP and Neos Inc. below represent confirmation by each of us that the terms set forth in this Letter Agreement form the full, complete and enforceable mutual agreement and release among Coating Place, CPI Technology, Inc., Cornerstone, Chiesi, Neos LP and Neos Inc., regarding the termination described in this Letter Agreement (but without prejudice to the respective rights and obligations of Cornerstone, Chiesi, Neos LP, Neos Inc., Coating Place and their respective affiliates under the Side Letter, the Asset Purchase Agreement, the Transition Services Agreement and the Supply Agreement) and that each of us is an authorized officer and signatory of our respective companies for purposes of entering into this Letter Agreement.

This Letter Agreement shall take effect immediately following the execution of the Asset Purchase Agreement, the Side Letter, and the Supply Agreement all of which shall, for purposes of this Letter Agreement, be deemed to be effective simultaneously (the “Effective Date”). This Letter Agreement will be binding on and inure to the benefit of the successors and assigns of the Parties to this Letter Agreement. This Letter Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, all of which together will be deemed one and the same instrument. Facsimile, .pdf or other electronically transmitted signatures will be treated as original signatures.

Sincerely,

NEOS THERAPEUTICS, L.P.
BY:	PHARMFAB TEXAS, LLC,
ITS GENERAL PARTNER

By:
Vipin Garg
Manager

NEOS THERAPEUTICS, INC.

By:
Vipin Garg
President & Chief Executive Officer

Agreed to and accepted:

COATING PLACE, INC.

By:
Name:	Timothy A. Breunig
Title:	President and CEO

CPI TECHNOLOGY, INC.

By:
Name:
Title:

CORNERSTONE BIOPHARMA, INC.

By:
Name:
Title:

CHIESI USA, INC.

By:
Name:
Title:

Exhibit A

Terminated Agreements

1.                                      That certain agreement titled “Collaboration Agreement” dated January 1, 2005, by and between Coating Place, Inc. and PFab LP d/b/a PharmaFab (“PFab”), as amended by that certain First Amendment to Collaboration Agreement dated February 28, 2007, by and among Coating Place, CPI Technology, Inc. and PFab, as amended by that certain Second Amendment to Collaboration Agreement dated February 28, 2008, by and among Coating Place, CPI Technology, Inc. and Neos Therapeutics, L.P., (f/k/a PFab).

2.                                      That certain agreement titled “Development and Manufacturing Agreement” by and among Neos LP, Coating Place, and Neos Therapeutics, Inc. (“Neos Inc.”) (as assignee of Cornerstone BioPharma, Inc. pursuant to the Asset Purchase Agreement) dated February 27, 2008, as supplemented by an Addendum dated June 19, 2008, an Amendment No. 1 dated June 16, 2009, and Amendment No. 2 dated September 12, 2013 (collectively the “Development Agreement”).

3.                                      That certain agreement titled “Quality Agreement” by and among Neos LP, Coating Place and Neos Inc. (as assignee of Chiesi USA, Inc. (f/k/a Cornerstone Therapeutics Inc.) pursuant to the Asset Purchase Agreement) dated September 13, 2013.

4.                                      That certain agreement titled “Amended and Restated Products Development Agreement” by and between Cornerstone and Neos LP dated August 27, 2008 and Addendum to the Amended and Restated Products Development Agreement dated May 31, 2010.

5.                                      That certain agreement title “Letter of Agreement and Understanding” by and between Coating Place and Neos LP dated February 28, 2008.

6.                                      That certain agreement titled “Development, License and Services Agreement (CETIRIZINE/METHSCOPOLAMINE Product)” by and between Cornerstone and Neos LP dated March 19, 2008.

7.                                      That certain agreement titled “Amended and Restated Collaboration Agreement” by and between Neos LP and Coating Place dated June 1, 2009.

8.                                      That certain agreement titled “Supply Agreement” by and between Neos LP and Coating Place dated June 1, 2009.

9.                                      That certain letter agreement by and between Cornerstone and Neos LP dated May 14, 2010 regarding the Development Agreement.

10.                               That certain letter agreement by and between Coating Place and Neos LP dated May 15, 2010 regarding the Development Agreement.

11.                               That certain agreement titled “Risk Sharing Acknowledgement and Receipt” by and between Coating Place and Chiesi dated July 7, 2011.

12.                               The rights and obligations of Coating Place (and any of its affiliates) under all other agreements between Coating Place (and any of its affiliates), on the one hand, and any of Cornerstone, Chiesi, Neos Inc., Neos LP or any of their respective affiliates, on the other hand, existing prior to the date of this Letter Agreement (excluding, for the avoidance of doubt, the Side Letter and the Supply Agreement).